UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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THE PROGRESSIVE CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 11, 2018, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the 11 nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Cast an advisory vote to approve our executive compensation program;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

4.	Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 16, 2018 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 30, 2018
The Proxy Statement and the 2017 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March 30, 2018
Last year in this space, we discussed the Board of Directors’ role in a multi-year succession process that resulted in Tricia Griffith being named CEO in July of 2016. In this letter, we would like to address an equally important multi-year development process - the selection and composition of our Board of Directors.
In the Proxy Statement that follows, you will find details about each of our nine current directors who has been nominated by the Board for election at the Annual Meeting. These directors come to us with significant executive management experience from a varied cross-section of industries and with extensive experience on other public company boards of directors. The nominated directors range in age from 53 to 74 years and include three women, including Tricia, our CEO, and Lawton Fitt, our Lead Independent Director. Our shortest tenured director has been with us for 7 months and the longest for 21.5 years. Average tenure for the nominated directors is just over 9 years, with six of the nine nominated directors having 10 years of service or less.
In addition, we are pleased to present two new nominees to be voted on at the Annual Meeting. As you will see in the attached materials, Pamela J. Craig is a former Chief Financial Officer at the global consulting firm, Accenture, and she also comes with board experience at other large public companies. Kahina Van Dyke is the Global Director of Financial Services & Payment Partnerships at Facebook and she has prior work experience at Mastercard and Citigroup. We are excited to add nominees with such outstanding backgrounds for shareholders’ consideration.
The Board considers this to be a diverse and immensely qualified group of nominees. Their backgrounds are broad and varied, and each is dedicated to acting in shareholders’ interests.
Of course, the current composition and performance of the Board, as well as the addition of our new nominees, is the result of many years of work. The Nominating and Governance Committee is charged with director recruitment efforts and overseeing our director evaluation processes. Director recruitment has become an almost year-round effort by boards, and ours is no exception, as the desire for board refreshment and director turnover motivate us to seek out high performing candidates for potential openings. In these efforts, the Committee identifies specific talents, experiences, and demographic considerations to guide their search, and it considers individuals suggested by directors or shareholders and at times may enlist the services of a professional search firm to broaden the pool. We seek to achieve diversity in Board membership, whether considered in terms of age, gender, sexual orientation, race, or national origin, or in terms of a specific skill set or professional or industry experience, and tenure. When qualified candidates are identified for an opening, a series of in-person meetings with Board members are held to further explore each candidate’s qualifications, experience, and potential fit with other Board members and management. Ultimately, the full Board votes on a specific candidate for election to the Board and nominates the candidate for election by shareholders.
Once on the Board, it is critical that directors get up to speed on the company’s strategies, business plans, competitive environment, significant risks, and a host of other issues that the Board faces. The property and casualty insurance industry and the company’s businesses present unique challenges, competitive concerns, regulatory issues, technology considerations, and financial reporting issues, not to mention a long list of insurance-specific concepts and terminology, which require time to master. Depending on a particular director’s needs, this education can be achieved over time in one-on-one meetings with various members of management, studying financial reports and board packages, reading relevant industry research and press coverage, and attending meetings of the various Board committees, in addition to participating in Board meetings and management’s presentations. Ultimately, a new director will be assigned to one or more of the Board’s committees and will contribute to overall governance through that participation.
Typically, our new directors are able to learn about the insurance industry and the company’s business model and culture during the first few years of their tenure, and to begin to participate fully in board discussion and decision making. In fact, our experience has been that those with longer tenure often can become our most effective directors as their understanding of the industry and the company deepens. For that reason, we have not established term limits for our directors and, instead, have in place a retirement age limit that has resulted in three directors retiring since 2010. In addition, we rely on a robust internal evaluation process in connection with the renomination of current directors to ensure that each director is advancing in his or her understanding, spending adequate time preparing for and then participating in Board and committee meetings as expected, supporting and working appropriately with the other Board members and management and, overall, contributing to the Board’s work on behalf of shareholders.
Historically, having 10 or 11 members on the Board has been about the right size for us under most circumstances. With the retirements of Glenn Renwick and Brad Sheares at the Annual Meeting, and the nominations of Pam Craig and Kahina Van Dyke, we expect to remain in that range, but we have the flexibility to increase or decrease the size of the Board as circumstances develop.
These issues have the ongoing, focused attention of the Board and the Nominating and Governance Committee, as we continue to balance the effectiveness and stability of longer-tenured directors with the benefits of adding new members and enhancing diversity when possible. We believe we have struck that balance well with our current group, but shareholders should understand that we are always looking for ways to improve the Board and its ability to work on the shareholders’ behalf.
One more noteworthy upcoming change that we would like to mention: with Glenn’s retirement from the Board, the remaining directors are in the process of selecting new leadership. At our meeting in February, the continuing Board members indicated their intent to elect Lawton Fitt to be the new Chairperson after the Annual Meeting in May. Until that time, she will continue to serve as our Lead Independent Director.
* * * *
Once again, we would like to thank you for your continuing ownership interest in The Progressive Corporation. As we have discussed in prior letters, we welcome shareholder input into the matters that are discussed in these letters or that are otherwise considered to be important to the company and the Board. You can find the details of how to contact us in the Proxy Statement that follows.
On behalf of the Board of Directors,
/s/                        /s/
Glenn M. Renwick                Lawton W. Fitt
Chairman of the Board                Lead Independent Director

The Progressive Corporation
Proxy Statement

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.
The Annual Meeting will take place on Friday, May 11, 2018, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.
The proxy card, this Proxy Statement, and Progressive’s 2017 Annual Report to Shareholders will be mailed to shareholders beginning on or about April 2, 2018.
All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 16, 2018, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by the shareholder. On the record date, we had 582,384,537 common shares outstanding.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by phone, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, you are able to ensure that your vote is counted without having to attend the Annual Meeting in person.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR Items 2 and 3, as such proposals are described in this Proxy Statement.
What is a proxy statement?
This document (excluding the 2017 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 16, 2018, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a brokerage firm, bank, or other financial institution (each, a "broker"), your shares are said to be held in “street name.” Technically, your broker votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker or their designated representative. Through this process, your broker collects voting instructions from all of its customers who hold Progressive common shares and then submits votes to us in accordance with those instructions.
Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Item 2, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to exercise your right to vote.
How can I vote?
Internet or Telephone. All shareholders of record can vote via the Internet or by touch-tone telephone from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by Internet or telephone, you do not have to return your proxy card or voting instruction form.
Mail. All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your broker information on how to submit your voting instructions.
In Person at the Meeting. All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan participants are not eligible to vote in person at the Annual Meeting.
401(k) Plan Participants. If you hold shares through Progressive's 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 8, 2018.
If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you may revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.
If you hold shares through our 401(k) plan, you can change your voting instructions at any time prior to 11:59 p.m., eastern time, on Tuesday, May 8, 2018; voting of 401(k) plan shares in person at the Annual Meeting is not permitted.
Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.
Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspectors of Election, some of whom may be our regular employees. The Inspectors of Election will certify the results of the voting at the Annual Meeting.
What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote FOR or AGAINST each director nominee and each other proposal, or to ABSTAIN from voting. Assuming that at least a majority of our common shares outstanding are present at the meeting either in person or by proxy (called a quorum), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed?[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the 11 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018	FOR	Majority of votes cast	Yes	See note 2
1 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.
2 Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.

What are broker discretionary voting and broker non-votes?
For shares held in “street name,” when a broker does not receive voting instructions from its customers, the question arises whether the broker nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 3) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits brokers from casting votes on behalf of the beneficial owners if the broker has not received voting instructions. When the broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than Item 3, the ratification of our independent registered public accounting firm, is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your broker.
The NYSE will make final determinations about our proposals and will inform the brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your broker with your voting instructions.

Can I access the proxy materials on the Internet?
Yes. The proxy materials are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (440) 395-2222, by email to investor_relations@progressive.com, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
If you hold your shares in street name, your broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your broker regarding the availability of this service.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed at 11, and there are currently 11 directors on the Board. In this proposal, we are asking shareholders to elect as directors the 11 nominees named below.
Each director elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

Nominees for Director

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board.

•	Philip Bleser

•	Stuart B. Burgdoerfer

•	Pamela J. Craig

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Susan Patricia Griffith

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Barbara R. Snyder

•	Kahina Van Dyke
Information regarding the nominees can be found below under "Director Nominee Information."

The Board of Directors recommends that you vote FOR the election of each nominee.
Voting Requirements
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 11 nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by your proxy, and by other proxies held by them, so as to elect as many of the 11 nominees named above as possible.
Selection of Nominees for Director
The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter - integrity, judgment, commitment, preparation, participation, and contribution - and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.
The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity and capabilities. The Board's policy is to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, sexual orientation, ethnicity, and age, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof.
The nominees include a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, social media, telecommunications, retail, consulting, and higher education, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. The nominees also have a wealth of experience serving on an array of public, private, and non-profit boards.

Director Nominee Information

The following information is provided for each nominee and includes descriptions of each nominee's specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each nominee has held the principal occupation indicated for more than the last five years. The term of each current director expires on the date of our Annual Meeting on May 11, 2018.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Philip Bleser (63) Director since: 2017
Retired; Chairman of Global Corporate Banking, JPMorgan Chase & Co., New York, New York (financial services) from April 2016 through June 2016; Head of Global Corporate Banking, North America, JPMorgan Chase & Co., prior to April 2015
Prior to retiring in 2016, Mr. Bleser served on the executive leadership team at JPMorgan Chase (JPM), a preeminent commercial bank and financial services company, where he led the firm’s corporate banking efforts.  In these roles, Mr. Bleser’s responsibilities included, among others, strategic direction and execution, risk management, and operations of a global, technology- and customer-driven corporate banking operation. His roles positioned him to understand the challenges and opportunities faced by JPM’s largest corporate clients and to evaluate the strategic decisions made by those businesses.  Mr. Bleser also serves on the board of a specialty retail company, enhancing his experience in the areas of public company governance and the operations of its audit and compensation committees, as well as deepening his understanding of a consumer-facing retail business.

Current Francesca's Holding Corp. Former None

Stuart B. Burgdoerfer (55) Director since: 2009
Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current None Former None

Pamela J. Craig (61) Director since: Not Applicable
Retired; Chief Financial Officer, Accenture PLC, Dublin, Ireland (global management consulting) prior to 2013

Ms. Craig is the former Chief Financial Officer of the global consulting firm, Accenture PLC. Ms. Craig worked at Accenture for 34 years in a variety of consulting and executive roles, where she developed extensive finance, management, operational and technology expertise, as well as leadership experience in the context of a large, growth-oriented organization. In addition, her service as a director of other significant public companies, and as a member of their audit, compensation, and governance committees, provide her with valuable experience in addressing the many risks and governance issues facing public companies.

Current Merck & Co., Inc. Akamai Technologies, Inc. Former Walmart Inc. VMware, Inc.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Charles A. Davis (69) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., service as Chief Executive Officer of Stone Point Capital LLC, and his position as a member of the Advisory Committee of Deutsche Bank (Americas). The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current AXIS Capital Holdings Limited The Hershey Company Former None

Roger N. Farah (65) Director since: 2008
Retired; Executive Director, Tory Burch LLC, New York, New York (retailing) from March 2017 through December 2017; Co-Chief Executive Officer, Tory Burch LLC, from September 2014 through February 2017; Executive Vice Chairman, Ralph Lauren Corporation, New York, New York (lifestyle products) from November 2013 to May 2014; President and Chief Operating Officer, Ralph Lauren Corporation prior to November 2013

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Tory Burch LLC and Ralph Lauren Corporation and his director position at Ralph Lauren Corporation. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.
Current Aetna, Inc. Metro Bank PLC Tiffany & Co. Former Ralph Lauren Corporation

Lawton W. Fitt (64) Director since: 2009
Lead Independent Director, The Progressive Corporation, Mayfield Village, Ohio since May 2016; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.
Current Ciena Corporation The Carlyle Group Micro Focus International PLC Former ARM Holdings plc Thomson Reuters Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Susan Patricia Griffith (53) Director since: 2016
President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio since July 2016; Vice President from May 2015 through June 2016; Personal Lines Chief Operating Officer from April 2015 through June 2016; President of Customer Operations from April 2014 to March 2015; Claims Group President prior to April 2014

Mrs. Griffith has been with the company since 1988 and has held a series of executive leadership positions, including Chief Human Resource Officer, Claims Group President (in charge of the entire Claims organization), President of Customer Operations (overseeing the company's contact center (sales and delivery), customer experience, systems experience, and workforce management groups), and Personal Lines Chief Operating Officer, where she oversaw the Personal Lines, Claims, and Customer Relationship Management groups. During 2016, she was elected as Chief Executive Officer and a Director.  Mrs. Griffith’s intimate knowledge of the company and her leadership experience give her a deep understanding of the Company’s culture, operations, challenges, and opportunities.
Current FedEx Corporation Former The Children's Place, Inc.

Jeffrey D. Kelly (64) Director since: 2012 Prior service: 2000-2009
Retired; Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) from December 2014 to September 2016; Chief Financial Officer, RenaissanceRe Holdings Ltd. prior to December 2014

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and a large reinsurer. Mr. Kelly's experience on the Board (including his prior tenure) gives him valuable insight into our insurance and investment operations. Due to his roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry.
Current None Former None

Patrick H. Nettles, Ph.D. (74) Director since: 2004
Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.
Current Axcelis Technologies, Inc. Ciena Corporation Former None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Barbara R. Snyder (62) Director since: 2014
President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at non-profit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.
Current KeyCorp Former None

Kahina Van Dyke (46) Director since: Not Applicable
Global Director of Financial Services & Payment Partnerships, Facebook, Inc., Menlo Park, California (online social media) since October 2017; Global Director of Payment Partnerships & Commerce, Facebook, Inc. from January 2016 through September 2017; Group Head and Senior Vice President Global Initiatives, Mastercard International (financial services) prior to January 2016

Ms. Van Dyke is the Global Director of Financial Services & Payment Partnerships at Facebook, where she works with external companies to develop and grow the social platform’s financial products and services. She joined Facebook in January 2016 as the Global Director of Payment Partnerships & Commerce. Previously, Ms. Van Dyke held international leadership positions at multi-national financial firms, Mastercard and Citigroup. She brings to our Board an understanding of traditional financial services companies combined with leadership experience at a major technology company and expertise in emerging areas such as electronic payment systems and other fintech advances. She is also the Founder and Chair of the Global Women Executive Leadership Council, a group that promotes leadership and peer mentoring for women in more than 70 countries.

Current None Former None

Directors Whose Term will not Continue after the Annual Meeting
Glenn M. Renwick's current term as a director will expire at our Annual Meeting in 2018 and he has decided to retire from the Board. Mr. Renwick has served as Chairman of the Board since November 2013 and has been a member of the Board for over 18 years. Mr. Renwick served as Chief Executive Officer of insurance operations in 2000 and as the Chief Executive Officer of the company from 2001 through June 2016. He also served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company's marketing organization, and business technology leader. This experience enabled him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry.
Bradley T. Sheares, Ph.D., has also decided to retire from the Board when his current term expires at our Annual Meeting in 2018. Dr. Sheares has served on the Board since 2003 and has brought valuable experience that he gained through his leadership experience as Chief Executive Officer at Reliant Pharmaceuticals, Inc. and as the President of U.S. Human Health Division of Merck & Co. The Board also benefited from the technical perspective Dr. Sheares brought, due in part to his having earned a Ph.D. in biochemistry and his background in the sciences.
Progressive thanks both Mr. Renwick and Dr. Sheares for their dedicated service and the many contributions made during their respective tenure on the Board.

OTHER BOARD OF DIRECTORS INFORMATION
Board of Directors Independence Determinations

We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding each of our directors. Accordingly, the Board has considered the independence of our current Board members and our two new nominees, Ms. Craig and Ms. Van Dyke. In conducting this review, the Board took into account each director's and each nominee’s current employment situation (if any) and other relationships that could impact the independence determination under NYSE rules, including certain transactions that took place in 2017 or are expected in 2018 between Progressive and companies with which the director or nominee is affiliated. Specifically, the Board considered ordinary course transactions between Progressive and a company reinsuring a discontinued line of business, a company providing employee health and welfare plans and related services, a company providing online advertising and related services, and companies providing other products or services to our insurance operations. Based on this review, the Board determined that each of our current directors and the two new nominees is independent under the NYSE standards, other than Mrs. Griffith, who is an executive officer of the company, and Mr. Renwick, who was an executive of the company until July 1, 2017.
Leadership Structure

Mr. Renwick currently serves as the company’s Chairman of the Board. The Board first appointed Mr. Renwick to the position of Chairman in November 2013. Mr. Renwick's appointment has been reviewed by the Board annually.

The Board unanimously determined that Mr. Renwick was the best person to serve as our Chairman, due to his strong leadership of the company while serving as CEO, his in-depth understanding of the company’s operations and the competitive environment, and his vision for the company’s future. Mr. Renwick worked for the company from 1986 until July 2017 in a variety of leadership roles, culminating in service as President and CEO from 2001 until 2016 when he retired as President and CEO but continued serving as our Executive Chairman of the Board. During his tenure as CEO, Mr. Renwick displayed respect for the oversight and advisory roles of the Board and he fostered a strong working relationship with the Board, which continued in his role as Chairman. His operational history and leadership of the company provide him with a unique perspective to continue to lead the Board.

With the appointment of Mrs. Griffith as President and CEO of the company in July 2016, the Board further determined that Mr. Renwick’s continued service as Chairman would enhance management continuity for the company and provide a valuable resource for Mrs. Griffith as she transitioned into her current role. As a result, the Board also concluded that splitting the roles of Chairman and CEO was the best leadership structure for the Board at that time. Mr. Renwick served as Executive Chairman until July 2017, when he retired from his status as an employee of the company. He continues to serve as Chairman in a non-management capacity.

Given that Mr. Renwick is not an independent director under applicable NYSE rules, the Board was also mindful of the need to continue the strong voice of independent directors that has historically existed on our Board. Accordingly, the Board created the role of Lead Independent Director and has maintained that position during Mr. Renwick’s tenure as Chairman. Ms. Fitt has been elected as Lead Independent Director by the independent directors since May 2016.

Pursuant to our Corporate Governance Guidelines, the Lead Independent Director works collaboratively with the Chairman and management on Board governance, process, and communication matters. The Lead Independent Director’s responsibilities specifically include:

•	presiding at all meetings of the Board at which the Chairman is not present or from which the Chairman is excused;

•	having the authority to call meetings of the Board or of the independent directors;

•	presiding at all meetings and executive sessions of the independent or non-management directors;

•
serving as the principal liaison to facilitate communications between the Chairman and the independent directors on Board-related issues, without inhibiting direct communications between the Chairman and other directors;

•	working with the Chairman to establish Board meeting schedules to ensure that there is sufficient time to discuss all agenda items;

•	consulting with the Chairman on the matters to be included on the Board’s meeting agendas and approving those agendas;

•	approving the type of information to be provided to directors for Board meetings, and advising the Chairman and management of any director concerns regarding the information provided; and

•	being available to serve as a liaison to shareholders, in consultation with the Nominating and Governance Committee, as further described in our Corporate Governance Guidelines.

In addition, the Lead Independent Director consults periodically with the Chairs of the various Board Committees to keep apprised of critical issues facing the company as they develop, and carries out other appropriate duties as may be requested by the independent directors, the Board, or any of the Board Committees. The Lead Independent Director is elected annually by, and serves at the discretion of, the independent directors. Our Corporate Governance Guidelines also provide that the Lead Independent Director will typically be a member of the Board’s Nominating and Governance Committee.

The independent directors concluded that Ms. Fitt is the best candidate to serve as the Lead Independent Director due to her performance as an independent director in representing shareholders’ interests. Ms. Fitt has a strong business background, executive management experience, and additional experience as a member of a number of public company boards. Ms. Fitt's knowledge of our businesses acquired as a Board and Committee member, her demonstrated willingness to challenge management and the status quo, and her effective working relationship with Mr. Renwick and Mrs. Griffith, also contributed to the decision. The independent directors believe that Ms. Fitt, acting as the Lead Independent Director, along with the active participation of the other directors, has maintained a strong independent presence on our Board.

The Board currently expects to appoint Ms. Fitt to the position of Chairperson of the Board when Mr. Renwick retires in May 2018. She will remain the Lead Independent Director until that time.
Risk Oversight
The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including leaders and other representatives of the risk management department, compliance and ethics group, law department, control and analysis (internal audit), physical security, cybersecurity, and information technology groups, external auditors, and other business units as necessary – to review our major operational, financial, technological, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and mitigate such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.
The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both of these Committees regularly report to the full Board.
The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. As mentioned above, the Lead Independent Director consults with the Committee Chairs, as necessary, to ensure that significant issues are brought to the attention of the independent directors. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.
Meetings of the Board of Directors and Attendance
The Board of Directors held six meetings during 2017.

All of the current directors were on the Board throughout 2017 except Mr. Bleser, who was appointed to the Board in August 2017. All current directors attended at least 75% of their scheduled Board and Committee meetings during their tenure.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2017 Annual Meeting was attended by all of the then current directors.
A full copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
Meetings of the Non-Management and Independent Directors
Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Prior to July 2017, the Lead Independent Director presided at these meetings. Following Mr. Renwick's retirement from his executive position, in July 2017, Mr. Renwick presided at the meetings of the non-management directors.  In the event that either the Lead Independent Director or the Chairman is not available to lead the meetings of non-management directors, the presiding director would be chosen by the non-management directors in attendance. In 2017, the non-management directors met in executive session five times.
Prior to July 2017, two meetings of the non-management directors discussed above also constituted meetings of the Board’s independent directors. After July 2017, the independent directors met in executive session on one more occasion, also with the Lead Independent Director presiding.
Board Committees
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charter for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Philip Bleser[1]			✓
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	C
Roger N. Farah			✓		✓
Lawton W. Fitt	✓			C	✓
Susan Patricia Griffith	✓
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	C			✓
Bradley T. Sheares, Ph.D.			C
Barbara R. Snyder		✓
1 Mr. Bleser was appointed to the Board in August 2017 and became a member of the Compensation Committee in February 2018.
✓ Member of the Committee
C Chairperson of the Committee
* Audit Committee Financial Expert
Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2017, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on six occasions.

Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2017, the Audit Committee met 10 times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
Audit Committee Financial Experts. The Board of Directors has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of a major retail company. Mr. Kelly was formerly the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the Chief Financial Officer at a major commercial bank.
Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes final determinations regarding executive compensation, including salary, equity-based awards, and annual cash incentive targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, and sometimes compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.
The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash incentive program) also apply to incentive plans covering most non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2017, the Compensation Committee met eight times and adopted resolutions by written action pursuant to Ohio corporation law on six occasions.
Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. The Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide advice and other services related to executive officer and director compensation matters in general. Prior to this engagement, and annually thereafter, the Committee reviewed the independence of Semler Brossy and reviewed this relationship for conflicts of interest. The Committee has concluded that Semler Brossy is independent of the company’s management and does not have a conflict of interest.
During 2017, management retained Pearl Meyer & Partners to provide comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pearl Meyer does not have a conflict of interest.
Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of the company’s external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2017, the Investment and Capital Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee also oversees the procedures for evaluating director, committee and Board performance.
The Committee also is responsible for monitoring corporate governance matters affecting the Board and the company. The Committee regularly reviews our Corporate Governance Guidelines to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2017, the Nominating and Governance Committee met five times.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the Committee. These procedures are described under “Procedures for Recommendations and Nominations of Directors and Shareholder Proposals.”
Communications with the Board of Directors
The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to any of the following:

•	Glenn M. Renwick, Chairman of the Board, email: chairman@progressive.com

•	Lawton W. Fitt, Lead Independent Director, email: lead_director@progressive.com

•	Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: secretary@progressive.com
The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.
Transactions with Related Persons
From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers, or a relative of such person, is a substantial owner, director, or executive officer. With limited exceptions relating to transactions made in the ordinary course of our businesses and certain low dollar transactions, such transactions must be disclosed to and, in some circumstances, approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions as they are identified and, for ongoing transactions, on an annual basis thereafter.
The following discussion sets forth transactions with related persons during 2017 that exceeded $120,000 in value and are reportable under SEC rules. Each of these relationships and transactions was approved by the Board. For purposes of these disclosures, we exclude purchases of Progressive insurance policies, payments of claims required by our insurance policies, and other ordinary course transactions that did not exceed 1% of either our revenues or the other company's revenues for the year.
John F. Auer, President and CEO of our majority-owned subsidiary, ARX Holding Corp. ("ARX"), has two adult children, a nephew and a spouse of a child, who were employed by an ARX subsidiary during 2017. Using the Summary Compensation Table methodology, the collective dollar value of these employment relationships for 2017 was less than $325,000. We believe that the level of compensation is appropriate in view of each individual’s position, responsibilities, and experience and is consistent with the overall compensation structure.

Mr. Auer is also a stockholder of ARX, along with Progressive and other minority stockholders. Under the stockholders' agreement among ARX and its stockholders, each of the minority stockholders, including Mr. Auer and an entity he controls, has the right to “put” to Progressive (i.e., require Progressive to purchase) up to 50% of the ARX shares that they own in a transaction expected to be completed in the second quarter 2018. Mr. Auer and that entity have elected to put to Progressive approximately 47.1% of their aggregate holdings, and we currently expect that this transaction will result in Progressive paying to Mr. Auer and that entity approximately $177.6 million in the aggregate in exchange for those shares.

Compensation Committee Interlocks and Insider Participation
Dr. Sheares and Mr. Farah served as members of the Board’s Compensation Committee during 2017. There are no Compensation Committee interlocks.

                                                         REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the four directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2017, the Committee held 10 meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2017, the Committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2017 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2017 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC, and PwC’s response to the report; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal audit staff. During 2017, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Notwithstanding the Committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2017. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2018. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2018 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman
Stuart B. Burgdoerfer
Jeffrey D. Kelly
Barbara R. Snyder

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	40,062,263	2	6.9%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, New York 10055	38,769,936	3	6.7%

[1]	The information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]
The Vanguard Group Inc. has sole investment power over 39,104,097 shares, shared investment power over 958,166 shares, sole voting power over 833,446 shares and shared voting power over 145,181 shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over 38,769,936 shares, sole voting power over 33,746,401 shares, and does not have shared investment or voting power over any shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Due to an administrative error on the part of the company, each of the following executive officers of the company failed to timely report one time-based restricted stock unit award granted to them during 2017: Susan Patricia Griffith, John P. Sauerland, William M. Cody, John A. Barbagallo, M. Jeffrey Charney, Daniel P. Mascaro, Lori A. Niederst, Steven A. Broz, Michael D. Sieger, Patrick K. Callahan, John Murphy, and Jeffrey W. Basch. Each of the officers reported the grant of the award on March 28, 2017, three business days later than the March 23, 2017 due date.

Security Ownership of Directors, Nominees, and Executive Officers
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2018 by each director of Progressive, each nominee for director, and each of the named executive officers (as identified in “Executive Compensation – Summary Compensation Table”) and all current directors, nominees, and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2018.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
John F. Auer[4]	106,003	*	—	106,003
John A. Barbagallo	217,849	*	21,771	239,620
Philip Bleser	4,129	*	—	4,129
Stuart B. Burgdoerfer	67,061	*	—	67,061
William M. Cody	138,763	*	84,882	223,645
Pamela J. Craig	—	*	—	—
Charles A. Davis	325,070	*	9,129	334,199
Roger N. Farah	94,178	*	12,221	106,399
Lawton W. Fitt	82,350	*	7,135	89,485
Susan Patricia Griffith	373,048	*	123,182	496,230
Jeffrey D. Kelly	59,963	*	—	59,963
Patrick H. Nettles, Ph.D.	112,361	*	20,871	133,232
Glenn M. Renwick	1,673,002	*	4,147,473	5,820,475
John P. Sauerland	396,381	*	51,238	447,619
Bradley T. Sheares, Ph.D.	54,652	*	54,784	109,436
Barbara R. Snyder	28,671	*	401	29,072
Kahina Van Dyke	—	*	—	—
All 25 Current Directors, Nominees, and Executive Officers as a Group	4,100,994	*	4,749,635	8,850,629

*	Less than 1% of Progressive’s outstanding common shares.

1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
John F. Auer	—	—	106,003
John A. Barbagallo	—	—	217,849
Philip Bleser	4,129	—	—
Stuart B. Burgdoerfer	4,053	—	63,008
William M. Cody	—	—	138,763
Pamela J. Craig	—	—	—
Charles A. Davis	7,004	10,768	307,298
Roger N. Farah	6,879	79,799	7,500
Lawton W. Fitt	8,755	64,206	9,389
Susan Patricia Griffith	—	—	373,048
Jeffrey D. Kelly	4,053	—	55,910
Patrick H. Nettles, Ph.D.	7,379	94,699	10,283
Glenn M. Renwick	—	—	1,673,002
John P. Sauerland	—	—	396,381
Bradley T. Sheares, Ph.D.	4,278	45,410	4,964
Barbara R. Snyder	6,754	14,245	7,672
Kahina Van Dyke	—	—	—
All 25 Current Directors, Nominees, and Executive Officers as a Group	53,284	309,127	3,738,583
a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2017 Directors Equity Incentive Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.
b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation – Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.
c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, certain immediate family members. For Mrs. Griffith, the amount includes a total of 108,477 common shares held in trust for the benefit of her spouse and 16,232 common shares held by her spouse in our 401(k) plan.
2 Percentage based solely on “Total Common Shares Beneficially Owned.”
3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans. In each case, the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. Amounts in this column exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End,” for additional information on these awards.
4 Mr. Auer also beneficially owns approximately 23% of the outstanding capital stock of ARX, our majority-owned subsidiary, consisting of 10,000 common shares held directly by him and 55,000 common shares and 195,677 preferred shares (that are convertible into common shares on a 1-for-1 basis) held by a limited liability partnership in which Mr. Auer is the general partner. These shares represent approximately 75% of the outstanding minority ownership in ARX.  Mr. Auer disclaims beneficial ownership of the shares held by the partnership except to the extent of his economic interest in the partnership. See "Item 1. Election of Directors – Transactions with Related Parties."

.

COMPENSATION DISCUSSION AND ANALYSIS
HIGHLIGHTS FOR 2017
Consistent with prior years, the awards made in 2017 to our Chief Executive Officer and the other “named executive officers” (identified in "Executive Compensation – Summary Compensation Table") were weighted heavily towards performance-based annual cash incentive payments and, generally, longer-term equity awards. We believe that these awards support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we provide a brief summary of our 2017 pay decisions, as well as information concerning our performance results and pay outcomes for the year.
In 2015, we acquired a controlling interest in ARX Holding Corp., the parent company of American Strategic Insurance Corp. ("ASI"), which comprises substantially all of our Property business. John F. Auer, one of the founders of ASI, has led the ASI business operations for many years. Although Mr. Auer’s compensation must be approved by our Compensation Committee, the nature of the compensation and the process for that approval is different than is the case for other executive officers. Therefore, except where specifically noted, Mr. Auer's compensation is excluded from all discussions below regarding compensation decisions. His compensation and the process by which his compensation is approved are described under “Compensation for Mr. Auer.”
2017 Pay Decisions
CEO Compensation - (comparisons use 2016 annualized compensation as CEO)

•	At-risk cash incentive and equity awards represented over 95% of maximum potential compensation and over 90% of target compensation

•	Salary: increase of 3.6%; remains well below market

•	Annual Cash Incentive (Gainsharing):

•	Payout could range from 0% to 300% of salary, with a 150% target

•	Actual payout for 2017 was about 270% of salary

•	Total equity awards equal 900% of base salary:

•	Time-based: 300% of base salary

•	Performance-based:

▪	Vehicle insurance operations: 500% of base salary

▪	Investment results: 100% of base salary

•	CEO’s equity ownership at January 31, 2018:

•	Expected to hold equity having a value of at least 6 times base salary

•	Value of shares owned directly and in 401(k) plan over 15 times base salary
Other Named Executive Officers (excluding Mr. Auer)

•	Weighted average salary increase of approximately 3.4% from the prior year

•	Annual Cash Incentive:

•	Opportunities remained unchanged from the prior year: between 0% to 250% of salary or 0% to 200% of salary, with a target of 125% or 100%, respectively

•	Actual payout was between 179% and 240% of salary

•	Annual equity awards divided between time-based and performance-based:

•	Time-based = 100% of base salary

•	Performance-based at target = 155% (on average) of base salary, up from 148% in 2016

•	Equity ownership requirements:

•	Expected to hold equity (including unvested equity awards) having a value of at least 3 times base salary

•	All of the other named executive officers were in compliance with this requirement at January 31, 2018

Annual Financial Results and Shareholder Return

Key Performance Outcomes for 2017
Net premiums written growth	16%
Policies in force growth	10%
Combined ratio	93.4
Underwriting margin	6.6%
Returns on average shareholders' equity (attributable to Progressive):
Net income	17.8%
Comprehensive income	21.7%
Net income attributable to Progressive	$1.6 billion
Earnings per share attributable to Progressive	$2.72
2017 Say-on-Pay Vote
At our 2017 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 98% of the votes cast supporting our program. During 2017, the Compensation Committee reviewed these results with management. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions with respect to 2018 compensation should be taken as a result of the say-on-pay vote.
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build an increasingly strong business and long-term shareholder value;

•	Motivate executives to achieve our short- and long-term strategic goals and those of their assigned business units;

•	Reward and differentiate executive performance based on differences in responsibilities and the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.
Progressive's executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash incentive opportunities and longer-term equity awards. Details about the various elements of Progressive's compensation program and 2017 awards to the named executive officers are discussed in the following sections.
ELEMENTS OF COMPENSATION – 2017 DECISIONS AND AWARDS

On July 1, 2016, Mrs. Griffith became Chief Executive Officer of the company. At that time, the Compensation Committee increased her compensation to reflect the responsibilities of her new role. Statistics and comparisons to Mrs. Griffith's 2016 compensation in this Compensation Discussion and Analysis refer to Mrs. Griffith's annualized compensation effective July 1, 2016, not the actual compensation she earned during 2016.

References in this section to “named executive officers” exclude Mr. Auer.
Salaries
Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the tenure and experience of an executive in his or her current position, the executive’s future potential, and our business needs and culture. For 2017, annual salaries for our named executive officers were as follows:

Name	2017 Salary[1]	Change From Prior Salary
Susan Patricia Griffith	$725,000	3.6%
John P. Sauerland	575,000	4.5
William M. Cody	480,000	3.2
John A. Barbagallo	475,000	2.2

[1]	Salary changes are typically implemented in January or February of each year, so the annual number listed in the table may vary from the salary amounts shown on the Summary Compensation Table.
The salary increases in early 2017 were intended to improve the competitive nature of our compensation for senior management given current market conditions. Even after taking into account these increases, the 2017 base salaries for Mrs. Griffith and Messrs. Sauerland, Cody, and Barbagallo were below the median for similar executives at comparable companies based on the comparison data reviewed by the Compensation Committee in late 2016 and early 2017 (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Annual Cash Incentive Payments
Gainsharing. Gainsharing is designed to reward executives based on the annual operating performance of our insurance businesses as compared with objective growth and profitability criteria for those businesses approved by the Compensation Committee at the beginning of the year. Gainsharing does not take into account the performance results of our investment portfolio. The purpose of this annual cash incentive program is to motivate executives to achieve and surpass annual operating performance goals in our insurance businesses, which we believe will benefit shareholders over time.
Gainsharing payments for named executive officers are determined using the same performance criteria as used for the Gainsharing payments that may be earned by virtually all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing payments for the named executive officers are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive Payment
For each executive, his or her salary and target percentage are established by the Compensation Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target annual incentive payment” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and annual cash incentive payments, therefore, can vary between zero and two times the target annual incentive payment amount, depending on our actual performance results for the year.
The objective performance goals applicable to the Gainsharing program are established by the Compensation Committee each year in the first quarter and are not modified thereafter. The Gainshare Factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our monthly earnings releases. The Gainshare Factor is also one component of the formula used to calculate the dividend that may be paid to shareholders each year under our annual variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders. For 2017, our annual variable dividend policy generated a dividend of $1.1247 per share, which was paid to shareholders in February 2018.
Historical Gainsharing Experience. Throughout the 25-year history of our companywide Gainsharing program (including 2017), the final Gainshare Factor has ranged from 0.0 to 2.0 and has averaged 1.32. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash incentive payments to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.
2017 Gainsharing Payments. For 2017, each named executive officer’s annual cash incentive payment was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	2017 Target (% of Salary)
Susan Patricia Griffith	150%
John P. Sauerland	125
William M. Cody[1]	50
John A. Barbagallo	100
1 Mr. Cody also earned a separate 75% target incentive payment relating to investment performance, as described below.
For all the executives, these values remained unchanged from 2016. All Gainsharing payments for the named executive officers are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”
The “core business” for 2017 was defined to include our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), Commercial Lines, and Property, with limited exclusions, and in the aggregate represent nearly 100% of net premiums written companywide. This focus on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 or better combined ratio while providing high-quality customer service. This strategic goal, which is applicable to virtually all employees through the Gainsharing program, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) and control costs, while at the same time maintaining profitability and high-quality customer service, can enhance company performance and increase the Gainsharing scores.
Under the Gainsharing program, we evaluated the performance of each of the core business units separately and determined a score for the business unit of between 0.0 and 2.0, based on a growth and profitability matrix that had been approved for each business unit by the Compensation Committee. For each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2017 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as reasonably challenging when these goals were established in early 2017.
An aggregate Gainshare Factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all five business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set in view of the very competitive nature of the insurance markets in which we operate. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See "Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.
The nature of the Gainsharing program, and the measures that we use, were relatively unchanged over the past several years, except that a matrix for the Property business was added to the Gainsharing calculation beginning with 2017. Although we review the interplay of profitability and growth levels for each business unit matrix every year, any changes are more in the nature of refinements based on market trends and internal expectations. Because the goals are relatively consistent over time and represent management's expectations and goals on a business unit level, we believe that our competitors could glean valuable information with respect to our current operations, strategies, and goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position. We believe that our current level of disclosure regarding performance goals is in the best interests of our shareholders.
For 2017, we achieved a Gainshare Factor of 1.79 for our core business, out of a possible 2.0 score. The following table presents the overall 2017 growth and profitability data for the individual business units that comprised our core business. The growth figures in the table below represent the change in average policies in force year-over-year, which is management’s preferred measure for evaluating growth. Average policies in force were determined by adding the fiscal-month-end number of policies in force for each month during the year and dividing the total by twelve. Profitability was measured by the combined ratio calculated using GAAP financial information.

Business Unit	Combined Ratio[1]	Increase in Policies in Force (%)[2]
Agency	92.5	9%
Direct	93.7	9
Special lines	—	3
Commercial Lines	92.3	5
Property	105.1	12

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	2.00	39.3%	.79
Direct auto	2.00	39.9	.80
Special lines	1.04	6.1	.06
Commercial Lines	1.28	10.9	.14
Property	0.00	3.8	.00
Gainshare Factor			1.79
As can be seen from this table, except for Property, each of the business units contributed performance scores above a 1.0 target for 2017. Agency auto and Direct auto reached the maximum score of 2.0. These results reflect solid growth and profitability across our vehicle businesses. Although Property experienced the highest percentage of policies in force growth among the business units, catastrophe losses caused it to be less profitable than the minimum combined ratio at that growth level that would have resulted in a positive score. Under the Gainshare calculations, our core business' average policies in force grew by about 8% and net premiums written and earned grew by 16% and 15%, respectively, at a profitable 93.2 combined ratio. Overall, we believe that the resulting 1.79 Gainshare Factor was a reasonable outcome based on these performance figures for the year.
2017 Investment-Related Annual Incentive Payment. In addition to amounts earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer, and the other investment professionals who work in his group, were eligible for a separate annual cash incentive payment under our 2017 Progressive Capital Management Annual Incentive Plan (“PCM Incentive Plan”). Mr. Cody had a target annual incentive payment equal to 75% of his 2017 salary under this incentive plan; his annual incentive payment under this plan for 2017 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary.

Under the PCM Incentive Plan, we determine the performance of our fixed-income portfolio, which is actively managed by our investment group, for the current year and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods, as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
Percentile rankings between the ranks that will earn a score of 0.0 and a score of 2.0 as shown above would receive an interpolated score based on the percentile ranking of our investment portfolio (e.g., a rank at the 40th percentile would receive a score between 0.0 and 1.0). The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee has the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to zero), or increase it up to the maximum allowed factor of 2.0, and to adjust the cash incentives paid to Mr. Cody and our other investment professionals accordingly.
The fixed-income portfolio was chosen for the PCM Incentive Plan because it represents a substantial portion of our investment portfolio (nearly 90% at year-end) and Mr. Cody and the investment professionals in his group actively manage the fixed-income portfolio. To the extent that our equity investments are managed, they are managed by third parties.
The use of the 15th and 25th percentiles as the minimum performance level, and of the 75th and 85th percentiles as the maximum performance levels, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the benchmark group. The Committee determined that requiring “average” performance prior to payout, or rewarding performance above the 75th or 85th percentile, as applicable, might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 15th or 25th percentile, as applicable, and the 50th percentile was, on balance, fair compensation for results achieved.
For 2017, we achieved a total return in our fixed-income portfolio of 3.25% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 93rd percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2017, our fixed-income portfolio earned a cumulative return of 8.39%, ranking us at the 93rd percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2017 cash incentives under the PCM Incentive Plan using a 2.0 performance factor, consistent with the calculated score. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the excellent relative performance of the portfolio while investing within the constraints imposed by the investment guidelines approved by the Investment and Capital Committee. Mr. Cody’s annual incentive payment under the PCM Incentive Plan is reported in the Summary Compensation Table as part of “Non-Equity Incentive Plan Compensation.”
Equity Awards
Our executive compensation program also provides longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. These awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares.

Time-Based Awards. In 2017, time-based restricted stock unit awards were granted to the named executive officers, except for Mr. Auer, and 746 other senior level employees, comprising approximately 2.2% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2020, 2021, and 2022, subject to accelerated vesting and forfeiture provisions in the applicable plan and grant agreement.
Performance-Based Awards – Performance versus Market Insurance Results. In addition, each of the named executive officers, except for Mr. Auer, and 39 other senior managers were granted performance-based restricted stock unit awards that measure our auto insurance growth over a three-year period as compared with the growth of the U.S. auto insurance industry as a whole, with a profitability goal of a combined ratio of 96 or better over the most recent 12 fiscal month period when the vesting is determined. Specifically, the awards will vest, if at all, only if the compounded annual growth rate of our direct premiums written in our auto businesses for 2017 through 2019 exceeds the growth rate of the auto insurance market as a whole (excluding our results) over that same period. In each case, we will use A.M. Best data to make these calculations. The award is made to each executive in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The ultimate payout (if any) is determined at the end of the three-year period, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and will be forfeited
If the minimum growth goal is not achieved, the award will not vest and will be forfeited. If the growth goal is achieved at or above the minimum level for the three-year period, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for these awards, is expected to be July 2020), then the award will not vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2022; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. We believe that this approach, with a potential upside for outperformance as compared with the auto insurance market as a whole, provides appropriate focus on our full competitor set in the auto insurance market, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers.
Performance-Based Equity Awards – Investment Results. In March 2017, the Committee also awarded performance-based restricted stock units to Mrs. Griffith, Messrs. Sauerland and Cody, and three investment portfolio managers with a performance goal relating to investment performance. These awards measure the performance of our fixed-income portfolio, which is actively managed by our investment group, over a three-year period (2017 through 2019) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to the named executive officers, but represented a portion of the total performance-based awards that otherwise would have been granted to them.
The Committee implemented these performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles was, on balance, fair compensation for the results achieved.
2017 Annual Equity Awards. For 2017, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the named executive officers was approximately $3.7 million in time-based awards and $6.8 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2016	2017	2016	2017
Susan Patricia Griffith[2]	300%	300%	600%	600%	[3]
John P. Sauerland	100	100	200	220	[3]
William M. Cody	100	100	125	125	[3]
John A. Barbagallo	100	100	120	120

[1]	Pursuant to performance-based awards, between 0-250% (0-200% for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]	Amounts for 2016 are the annualized amount of pro-rated awards granted in July 2016 when CEO transition occurred.

[3]
For the following executives, investment-based awards represented the indicated percentage of her or his total performance-based award for the year: Mrs. Griffith, 17%; Mr. Sauerland, 9%; and Mr. Cody, 60%.

As mentioned above, Mrs. Griffith’s award was split between time-based and performance-based in 2017. Her equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and the substantially below-market level of her base salary. As a result, a greater percentage of her compensation was at risk and dependent on our operating and investment performance and stock price over the next several years.
Additional Comments Regarding 2017 Compensation Decisions
Chief Executive Officer. The Committee increased Mrs. Griffith’s compensation substantially in July 2016 when she assumed her current role as Chief Executive Officer. Based on the Board of Director's evaluation of her first six months as CEO in early 2017, and the Committee's review of market data for CEOs promoted internally mid-year, the Committee increased her salary from $700,000 to $725,000. This amount remains well below the 50th percentile of approximately $1.25 million for CEO salaries at comparable companies. Mrs. Griffith’s annual cash incentive payment (Gainsharing) potential as CEO remained at the same level as that established in July 2016. Consistent with the Company's compensation philosophy and its history with respect to CEO compensation, in 2017 the Compensation Committee again granted a large proportion of Mrs. Griffith's potential compensation in the form of equity-based awards. The Committee determined that these awards would present appropriate incentives to drive our performance and maximize the extent to which Mrs. Griffith's interests are aligned with the interests of shareholders. Depending on the level of our performance, Mrs. Griffith's 2017 awards can vest from 0% to 250% (or, with respect to her investment-related award, up to 200%) of the target units awarded. In this way, we kept Mrs. Griffith’s overall compensation at a competitive level, while maintaining a very high portion of her potential compensation at risk and dependent on our performance and our stock price, increasing her equity participation and aligning her interests with those of shareholders. The Committee believes that this pay package was consistent with the company's compensation philosophies and presented a rational and strongly performance-based pay package for a recently promoted CEO.
The result of these determinations for 2017 was that, despite her below median salary and target cash incentive, Mrs. Griffith has the potential to earn total compensation significantly above the median if the company performed well. If Mrs. Griffith were to receive a cash incentive payment based on a 1.0 Gainshare Factor and her performance-based restricted stock unit awards were to vest at their target amounts, her total compensation would be well below the 25th percentile for CEOs. However, her compensation would almost reach the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized. The value of these awards to Mrs. Griffith, and the eventual ranking of her compensation for 2017 in her comparison group, depends on her 2017 Gainsharing payment (which paid out above the target value, but below the maximum value, at a 1.79 factor for the year), the extent to which her restricted stock unit awards ultimately will vest, and the value of our common shares at that time.

Other Current Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash incentives and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Assuming that cash incentives paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, Mr. Sauerland and Mr. Cody would receive total compensation for 2017 below the 50th percentile level and Mr. Barbagallo would receive total compensation between the 50th and the 75th percentile for comparable jobs. In the event that all of their annual incentive based compensation were to pay out at their maximum level, the total compensation for Mr. Cody would be between the 50th and 75th percentile and Mr. Sauerland and Mr. Barbagallo would receive total compensation above the 75th percentile.
It should be noted, however, that the ultimate value of these awards (if any) remains dependent on our achieving the applicable performance goals, and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.
Significant Changes for 2018
Our named executive officers other than Mr. Auer received salary increases for 2018, including a 10% raise for Mrs. Griffith. In addition, a couple of the named executive officers received a modest increase in their performance-based award target values, including a 17% increase to Mrs. Griffith's performance-based equity target. However, the structure of the compensation approved by the Compensation Committee in February 2018 for the named executive officers does not include any significant changes from the annual compensation awarded in 2017. With respect to changes in the terms of awards, no significant changes were made except that the performance-based restricted stock awards that measure growth versus the market have been revised to: add a homeowners component, with 7% growth in excess of market growth producing a target score and 10% growth in excess of market growth producing a maximum score; measure the growth of private passenger auto and commercial auto separately, instead of combining company and market growth for these two business lines; and weight the performance score produced by each business line, based on premium contribution, when calculating a final performance factor.
OTHER ELEMENTS OF COMPENSATION
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel and, subject to availability, the Chairman's business travel. At the request of the Board of Directors, Mrs. Griffith also uses the company aircraft for her personal travel and that of her spouse and children when they accompany her. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO and her family’s personal security and the confidentiality of their travel. During 2017, we incurred approximately $65,000 in incremental costs as a result of Mrs. Griffith's personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed as required under IRS regulations, and she is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.
Mrs. Griffith is also provided with a company car and driver for business needs to facilitate transportation to and among our headquarters and many other local facilities, and to allow her to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, she receives a perquisite.
Prior to July 1, 2017, Mr. Auer received perquisites from ARX that were not available to Progressive employees. See "Compensation for Mr. Auer" for additional information.
See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” for additional information concerning perquisites.

Deferral Arrangements
The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash incentive payments and annual equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of cash incentives or the vesting of equity awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to an executive’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.
Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation.”
The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows an executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives.
All of the named executive officers other than Mr. Auer were eligible to participate in the EDCP for 2017. Mr. Auer and other ARX employees became eligible to participate in the EDCP beginning with compensation to be granted in 2018.
Retirement
Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”), subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•	As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment distributions from the EDCP.

•	Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans.

•
Under this arrangement, an equity award holder who reaches age 55 with 15 years of service (or, with respect to awards granted in 2017 and later, age 60 with 10 years of service) and having satisfied certain other requirements is entitled to retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.

•
With respect to time-based equity awards, once an executive is eligible for a qualified retirement, 50% of his or her time-based restricted stock unit awards vest and, thereafter, 50% vest shortly after the grant of each new award. The remaining 50% will vest only if the equity award holder remains with the company for the required time period(s). Should the executive leave the company after being eligible for a qualified retirement but before a subsequent time-based vesting date, any unvested units would be forfeited.

•
For any unvested performance-based award, if the performance period ended prior to the participant’s retirement, then similar to any other participant, they will retain 100% of the award for a period of time after departure. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Other Termination Provisions Under Equity Plan.”

The qualified retirement provisions are intended to provide a benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Barbagallo and Mr. Cody are the only named executives who have satisfied the age and service requirements for a qualified retirement. See "Executive

Compensation – Potential Payments upon Termination or Change in Control – Qualified Retirement Under Equity Plans."
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on the company's performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our named executive officers, the severance payment would equal three years of the executive’s base salary only (i.e., excluding cash incentives and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs and outplacement services for at least 2 years following termination. These benefits are payable to the named executive officers upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.
In addition, if a change in control occurs and an executive officer terminates his or her employment within 24 months following the change in control for “good reason,” then the executive will be entitled to receive the same severance benefits described above as though he or she had been terminated by the company.
We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash incentives or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments upon Termination or Change in Control.”
Change-in-Control Benefits under Equity Plans. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded. The provisions of the 2015 Equity Incentive Plan (the "2015 Plan") are described below. Additional details regarding these provisions and the provisions of the 2010 Equity Incentive Plan can be found under "Executive Compensation – Potential Payments Upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plans."
The 2015 Plan has a "double-trigger" change-in-control provision. Unless the Committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the requirements of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed, or replacement award will be subject to accelerated vesting after the change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to the change in control and each restricted stock unit award will be canceled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.

Death
With certain exceptions (including those described below), upon the death of a named executive officer, his or her estate (i) will retain rights to outstanding performance-based restricted stock unit awards to the extent the awards vest during the 12 months immediately following death, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted stock unit awards are forfeited. However, other than special awards granted to Mrs. Griffith and Mr. Sauerland in August 2015, and to Mr. Auer in 2017, once an executive has reached his or her qualified retirement eligibility date (described above), all time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants.
If an executive had chosen to participate in our deferral plan, his or her estate would also be entitled to receive distributions from the EDCP.
Health and Welfare Benefits
Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.
PROCEDURES AND POLICIES

References in this section to “named executive officers” exclude Mr. Auer.
Annual Compensation Committee Decisions
The Compensation Committee makes all final determinations regarding executive compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation for 2017 were made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from management's compensation consultant and other third parties, and analyses performed by our Compensation Department and/or consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, and members of the Compensation Department and Law Department. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.
The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.
The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2017, the Committee continued to use Semler Brossy Consulting Group to advise the Committee with respect to certain aspects of executive officer and director compensation.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year-to-year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the experience of an executive in his or her position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons also enter into this analysis.
For annual compensation decisions made in February 2017, executive compensation survey data and statistical analyses that we used for our Chief Executive Officer and our Chief Financial Officer were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Towers Watson and Aon Hewitt of public companies in the $10 billion to $25 billion revenue range; and

•	Proxy statement data for 40 public companies within close proximity to Progressive on the Fortune 500 list.
The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category are listed below in descending order according to total revenue for 2016, the latest data available.
MetLife, Inc.
Prudential Financial, Inc.
The Allstate Corporation
Chubb Limited
The Travelers Companies, Inc.
The Progressive Corporation
Aflac Incorporated
The Hartford Financial Services Group, Inc.
Lincoln National Corporation
Principal Financial Group, Inc.
Unum Group
CNA Financial Corporation
Genworth Financial, Inc.
Assurant, Inc.
The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.
With respect to the other named executive officers, we use published survey data because proxy statement data is not as readily available for these positions. For our Commercial Lines President, we use survey data published by Towers Watson and Aon Hewitt of public companies in the $1.0 billion to $2.5 billion revenue range. The comparison data for our Chief Investment Officer was obtained from proxy statement data for the 13 insurance companies discussed above and survey data published by McLagan, which included comparisons to chief investment officers at other insurance companies.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2016 and early 2017, at the time that the Committee was considering 2017 compensation decisions for the named executive officers.
Use of "Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target annual cash incentive potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each executive.
In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.
To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not factor those payments into compensation decisions, since those amounts were previously earned in full by the executive, the value of the account has increased or decreased over time based on the executive’s investment elections, and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The current terms of our cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from named executive officers, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such incentive payments or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on her behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted stock units) with a minimum value of six times the CEO's base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted equity with a value of at least three times his or her base salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executives in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of January 2018, Mrs. Griffith and each of the other named executive officers satisfied the applicable guideline.
Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.

Prohibitions on Derivatives and Hedging Transactions
Our executive officers and directors are prohibited from making any "short sales" of our common shares and from purchasing, selling or writing options, puts, and calls on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.
Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer only at the time of his or her appointment to or promotion within the executive team; any such interim or special award to an executive officer would require the approval of the Compensation Committee.

COMPENSATION FOR MR. AUER
We acquired a controlling interest in ARX in April 2015. Originally, ARX operated substantially independently from Progressive, and its compensation practices and programs remained independent. Over time, we have begun to integrate the operations of ARX into those of Progressive, with compensation practices and programs beginning to be integrated during 2017. Mr. Auer’s compensation is initially reviewed by the compensation committee of the ARX board of directors, a majority of which is comprised of Progressive appointees, and is then recommended to, and subject to the approval of, our Compensation Committee.
Mr. Auer has an employment agreement with ARX, which dates back to 2004, under which Mr. Auer is entitled to receive a minimum salary of $250,000 and a discretionary bonus, determined by the ARX board of directors, based on the performance of ARX and its subsidiaries. See “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding Mr. Auer’s employment agreement.
With respect to 2017 compensation for Mr. Auer, our Compensation Committee reviewed Mr. Auer’s historical compensation history, including the mix of pay, and approved changes to align his compensation more closely to the company's compensation philosophy. For 2017, Mr. Auer received a base salary of $550,000 and a Gainsharing target of 125% of salary under a separate Gainsharing Plan applicable to ARX employees. The ARX Gainsharing Plan was substantially similar to the Progressive Gainsharing program described above, except that the performance results for Property were weighted 25% and the performance results of the other business units were collectively weighted 75%, with each contributing to the 75% based on their contribution to direct earned premium. The performance factor for the ARX Gainsharing Plan was 1.39 for 2017, lower than the factor under Progressive’s plan, and Mr. Auer's payment was 174% of his base salary. As noted above, although Property experienced impressive growth, catastrophe losses prevented it from achieving the minimum combined ratio at that growth level to produce a positive score, and the heavier weight given to Property results under the ARX Gainsharing Plan magnified that impact, compared to the Progressive plan.
Mr. Auer did not receive a time-based restricted stock unit award during 2017. He received a performance-based restricted stock unit award during 2017, with a value equal to 175% of his salary, that measured the number of households with an auto policy bundled with a homeowners’ policy (i.e., Robinsons) at the end of 2017. This award was granted to Mr. Auer and other employees of Progressive and ARX who were seen as instrumental to achieving Progressive’s internal goal of having 1 million Robinsons customers by the end of 2017. The award could vest between 0.85 and 1.5 times target if the number of households with an auto and homeowners bundle was between 750,000 and 1.25 million at year end, with 1 million of those households producing a target payout. This award vested in February 2018 at a 0.88 performance factor.
Mr. Auer is also eligible to participate in health and welfare benefits offered by ARX to its employees, including medical and dental benefits, and a 401(k) savings plan. Since July 2017, ARX employees have participated in Progressive’s employee benefit plans on the same basis as Progressive employees.

Mr. Auer did not participate in any deferred compensation plan with respect to 2017 compensation, and ARX does not provide tax gross-up payments in connection with his compensation, severance, perquisites, or other benefits. During 2017, Mr. Auer and the other employees of ARX who meet eligibility requirements became eligible to participate in the Executive Deferred Compensation Plan with respect to 2018 and future compensation.
Beginning in July 2017, Mr. Auer also became eligible to participate in the Executive Separation Allowance Plan; however, amounts payable to him under his employment agreement will reduce, potentially to zero, any amounts payable to him under the Executive Separation Allowance Plan.
In addition to holding Progressive common shares, Mr. Auer also beneficially owns (directly and indirectly) a significant percentage of ARX’s outstanding securities and, as a result, his interests are aligned with those of the other shareholders of ARX, including Progressive. Although Progressive’s equity ownership guidelines do not apply to Mr. Auer, if they had applied and if comparable guidelines had been in place at ARX, he would have satisfied both guidelines as of January 31, 2018.
Mr. Auer will be retiring as president and chief executive officer of ARX in April 2018. As a result of this decision, the Committee decided in February 2018 to continue his current salary until his retirement and not to grant any incentive awards to him with respect to 2018. Mr. Auer will remain a director of ARX and is expected to serve as chairman of the board of ARX.
RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year (the “deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to each of the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“covered employees”). For 2017 and prior years, the determination of who was a covered employee was made independently each year. Beginning with the 2018 tax year, the group of "covered employees" will also include the chief financial officer, and any individual who meets the definition of "covered employee" in the 2017 or any later tax year will be a "covered employee" in perpetuity. For 2017 and prior years, this deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied. For 2018 and later tax years, there will not be an exception for "performance-based compensation" other than compensation that satisfies the definition and that is paid under a legally binding agreement in effect as of November 2017. We are awaiting guidance from the Internal Revenue Service to help us determine if any of our existing arrangements, including outstanding performance-based equity awards, meets this exception.
With respect to compensation granted in 2017, our policy was to structure incentive compensation programs for covered employees to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the deductibility of compensation paid to covered employees, to the extent consistent with our compensation practices and programs. Several elements of our compensation program, however, constitute income that was not considered “performance-based” under Section 162(m). For example, salary, incentive payments to Mr. Cody under the PCM Incentive Plan, and time-based equity awards were not "performance-based" within the meaning of Section 162(m).
If the total of any covered employee’s compensation that does not satisfy the “performance-based compensation” exception exceeds the deduction limit in any year, Progressive will not be entitled to a federal income tax deduction for the excess.
Because tax legislation was enacted late in 2017 and uncertainties regarding its implementation remain, when making compensation decisions for 2018, the Committee determined not to make any significant changes to the compensation structure or programs for executive officers. Management and the Committee will monitor developments in tax regulations and interpretations and consider whether to make any changes beginning with 2019 compensation. We will not necessarily discontinue or decline to adopt a compensation plan, however, that has a potential negative impact under Section 162(m), if we believe that the program in question is appropriate and in the interest of shareholders.
In 2017, the non-performance-based compensation earned by Mrs. Griffith, Mr. Cody, and Mr. Barbagallo exceeded the deduction limit by approximately $0.5 million, $2.4 million, and $0.2 million, respectively, principally arising from salary, the vesting of time-based equity awards and, with respect to Mr. Cody, amounts paid under the PCM Incentive Plan.
Because ARX is not a part of The Progressive Corporation's affiliated group for federal income tax purposes for the 2017 tax year, and ARX is not a publicly held corporation, the company does not expect deductions for amounts paid by ARX to Mr. Auer, with respect to 2017, will be limited by Section 162(m).
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately included in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The members of the Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) during 2017 have reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, those members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2018, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE DURING 2017
Bradley T. Sheares, Ph. D., Chairman
                               Roger N. Farah

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. We also believe our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate annual cash incentive payments under our Gainsharing program, as well as the goals under most of our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals.
In addition, the PCM Incentive Plan provides an annual cash incentive program for our investment professionals, including our Chief Investment Officer, who actively manage our fixed-income portfolio. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our incentive plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; annual incentive payments for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one- and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and cash incentive results, appropriately addresses the risks attendant to the work of our investment professionals.
We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and three other portfolio managers. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the annual cash incentive plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such cash incentives or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth the total compensation of our named executive officers (NEOs) for 2017: our Chief Executive Officer (CEO); our Chief Financial Officer (CFO); and our three other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Susan Patricia Griffith	2017	$721,154	—	$6,525,051	$1,936,298	$91,936	$9,274,439
President and Chief Executive Officer	2016	616,346	—	4,800,172	1,422,631	24,997	6,864,146
	2015	516,538	—	3,560,097	1,033,077	12,000	5,121,712
John P. Sauerland	2017	571,154	—	1,840,065	1,277,957	12,000	3,701,176
Vice President and Chief Financial Officer	2016	546,538	—	1,650,117	1,140,899	12,000	3,349,554
	2015	516,538	—	3,560,097	1,033,077	12,750	5,122,462
William M. Cody	2017	477,692	—	1,080,068	1,144,073	12,000	2,713,833
Chief Investment Officer	2016	463,269	—	1,046,275	1,081,734	12,500	2,603,778
	2015	448,269	—	1,012,553	1,031,018	12,000	2,503,840
John F. Auer	2017	537,885	—	962,505	934,574	25,000	2,459,964
President and Chief Executive Officer, ARX Holding Corp.	2016	452,192	—	—	—	34,789	486,981
	2015	318,750	$2,800,000	—	—	34,289	3,153,039
John A. Barbagallo	2017	473,462	—	1,045,076	847,496	12,000	2,378,034
Commercial Lines President	2016	463,269	—	1,023,014	773,660	12,000	2,271,943
	2015	447,692	—	990,034	716,308	12,750	2,166,784
1 Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our stock on the date of grant. With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can be higher or lower depending on performance. See "Outstanding Equity Awards at Fiscal Year End" for further discussion. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance were to be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Susan Patricia Griffith	2017	$10,512,583
	2016	7,825,164
	2015	6,600,055
John P. Sauerland	2017	3,105,085
	2016	2,695,082
	2015	6,548,065
William M. Cody	2017	1,320,101
	2016	1,278,793
	2015	1,237,542
John F. Auer	2017	1,443,757
	2016	—
	2015	—
John A. Barbagallo	2017	1,425,095
	2016	1,395,027
	2015	1,350,002
For the terms of awards granted in 2017, see “Executive Compensation – Grants of Plan-Based Awards” below and “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also, see the “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in Progressive’s 2017 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[2]
Amounts were earned under The Progressive Corporation 2017 Executive Annual Incentive Plan ("Executive Plan"), which is part of our overall Gainsharing program, for all NEOs except Mr. Cody and Mr. Auer. Mr. Cody also earned amounts under the 2017 Progressive Capital Management Annual Incentive Plan ("PCM Plan"), and Mr. Auer earned amounts under the ARX Holding Corp. 2017 Gainsharing Plan ("ARX Plan"). Non-equity incentive plan compensation earned by these executives with respect to 2017 was paid (if not deferred by the NEO) in early 2018. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (EDCP). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “Executive Compensation – Nonqualified Deferred Compensation.”

[3]	All Other Compensation for 2017 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites[b]	Other[c]
Susan Patricia Griffith	$12,000	$79,936	—
John P. Sauerland	12,000	—	—
William M. Cody	12,000	—	—
John F. Auer	24,000	—	$1,000
John A. Barbagallo	12,000	—	—
a This personal benefit represents employer matching contributions made during 2017 under applicable 401(k) plans. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution under the Progressive plan of $12,000. Until July 1, 2017, Mr. Auer participated in the ARX 401(k) Plan which had a $18,000 maximum contribution limit, and thereafter participated in Progressive's 401(k) Plan.
b Includes $65,228 in incremental costs for Mrs. Griffith’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes $14,708 in incremental costs attributable to the personal use of a company car by Mrs. Griffith, which is primarily limited to commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”
c Includes a service anniversary award paid for each five-year anniversary of employment with ARX, under a program available to all ARX employees, and an amount earned from an employee referral, under a program previously available to all employees of ARX.

Grants of Plan-Based Awards
The following table summarizes annual cash awards (non-equity incentive plan awards) and equity incentive awards that were eligible to be earned by our NEOs with respect to 2017. Each restricted stock unit is equivalent in value to one common share.
GRANTS OF PLAN-BASED AWARDS IN 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Susan Patricia Griffith	NA	$0	$1,081,731	$2,163,462
	3/20/2017						54,078	[3]			$2,175,017
	3/20/2017				0	[4]	108,156	[4]	261,377	[4]	4,350,034
John P. Sauerland	NA	0	713,942	1,427,884
	3/20/2017						14,297	[3]			575,025
	3/20/2017				0	[4]	31,453	[4]	77,203	[4]	1,265,040
William M. Cody	NA	0	597,115	1,194,230
	3/20/2017						11,935	[3]			480,026
	3/20/2017				0	[4]	14,919	[4]	32,822	[4]	600,042
John F. Auer	NA	0	672,356	1,344,712
	3/20/2017				20,341	[5]	23,931	[5]	35,897	[5]	962,505
John A. Barbagallo	NA	0	473,462	946,924
	3/20/2017						11,811	[3]			475,038
	3/20/2017				0	[4]	14,173	[4]	35,433	[4]	570,038
NA=Not Applicable

[1]
The amount of non-equity incentive plan compensation earned by the NEOs with respect to 2017 is included in the “Summary Compensation Table.” Further description of both the non-equity and equity incentive plan awards is provided in “Compensation Discussion and Analysis” and in the following narrative disclosure.

[2]
Awards were granted under the 2015 Plan and are valued at the closing price of our common shares on the date of grant, which was $40.22 for March 20, 2017. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]	Represents the number of shares covered by time-based restricted stock unit awards.

[4]
Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 4, these awards measure growth of our vehicle insurance businesses against market growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained.

As part of their annual grant awards, Mrs. Griffith received 18,026 units, Mr. Sauerland received 2,860 units, and Mr. Cody received 8,951 units in the form of performance-based awards that measure the performance of our fixed-income portfolio returns against a benchmark. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained.
5 Represents the number of shares covered by a performance-based restricted stock unit award. This award measured auto policies combined (or "bundled") with one or more specified homeowners policies at the end of 2017. If a minimum level of performance was achieved, this award could vest from 85-150% of the target award. The award vested at 88% in February 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements. As of December 31, 2017, none of the NEOs other than Mr. Auer had an employment agreement. Pursuant to an employment agreement between ARX and Mr. Auer, which dates back to 2004, Mr. Auer is entitled to receive a minimum salary of $250,000 and a discretionary bonus, determined by the ARX board of directors, based on the performance of ARX and its subsidiaries. The employment agreement also provides that Mr. Auer cannot be terminated for a disability until he has been unable to perform his duties for 180 consecutive days. If ARX terminates Mr. Auer without cause, or if he resigns for good reason (as defined in the agreement) then Mr. Auer shall continue to receive his salary and average bonus (determined by reference to the preceding two years) for two years following termination. During that two-year period, Mr. Auer will be prohibited from competing with ARX within any state in which ARX or ASI is engaged in business. If he becomes employed or engages in business during the two-year period, the payments to him will be reduced by 50% of the amounts paid to him in respect to such other employment or business. ARX can choose to waive the non-compete restrictions at any time during that two-year period and stop making payments to Mr. Auer. If Mr. Auer retires or resigns without good reason, he is subject to the non-compete restrictions for two years but does not receive compensation during the restriction period. Mr. Auer will be retiring in April 2018.
Salary. For 2017, salary comprised approximately 8% of total compensation for Mrs. Griffith, 15% for Mr. Sauerland, 18% for Mr. Cody, 20% for Mr. Barbagallo, and 22% for Mr. Auer.
Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs with respect to 2017 was available under one or more of three plans: all of the NEOs, other than Mr. Auer, participated in the Gainsharing program through the 2017 Executive Annual Incentive Plan ("Executive Plan"); Mr. Auer participated in the ARX Holding Corp. 2017 Gainsharing Plan ("ARX Plan"), and Mr. Cody also participated in the 2017 Progressive Capital Management Annual Incentive Plan ("PCM Plan"). Amounts earned under these three plans are include as non-equity incentive plan compensation in the Summary Compensation Table.
Executive Plan (Gainsharing). Amounts earned under the Executive Plan with respect to 2017 were determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive (Gainsharing) Payment
For each participating named executive officer, the salary and the target percentage (as a percent of salary) were established by the Compensation Committee during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target incentive payment” or “target Gainsharing amount” for the year. For 2017, Mrs. Griffith's target percentage was 150% of salary; the target percentage was 125% of salary for Mr. Sauerland; the target percentage was 100% of salary for Mr. Barbagallo; and Mr. Cody's target percentage for the Executive Plan was 50% of his salary.
Under the Executive Plan, the Gainshare Factor was determined for all participating named executive officers after the end of the year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The Gainshare Factor could range from 0.0 to 2.0, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant could earn an incentive payment of between 0.0 and 2.0 times his or her target payment, with the amount equal to 2.0 times an executive’s target incentive payment thus being the executive’s maximum potential payment. The executive’s incentive payment would equal the target Gainsharing amount if the applicable Gainshare Factor equaled a 1.0 for the year. Each executive had to be employed on November 30th of 2017 to receive an incentive payment for that year. Annual incentive payments were made in early February of 2018, after the appropriate approvals and certifications were received from the Compensation Committee.
For 2017, incentive payments were based on performance criteria designed to evaluate the growth and profitability of our core insurance businesses, which do not include our investment results (the “core business”). The core business was defined to include the Agency auto, Direct auto, and the special lines business units (collectively, Personal Lines), the Commercial Lines business unit and the Property business unit.
The Gainshare Factor for the core business for 2017 was calculated as follows:

•
A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, Direct auto, and special lines business units, our Commercial Lines business unit, and our Property business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit.

•
In each case, profitability was measured by the calendar-year combined ratio determined by reference to financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to “policies in force” for each business unit.

•
Actual growth and profitability performance results for each of the Agency auto, Direct auto, and special lines business units, our Commercial Lines business unit, and our Property business unit were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit.

•
For the 2017 Plan, the performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce the Gainshare Factor.

In 2017, the final core business Gainshare Factor determined according to these criteria was 1.79. The following table presents the overall 2017 growth and profitability data for the business units that comprised our core business:

Business Unit	Combined Ratio[1]	Increase in Policies in Force[2] (%)
Agency	92.5	9%
Direct	93.7	9
Special lines	—	3
Commercial Lines	92.3	5
Property	105.1	12

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned by the core business, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)[1]	Weighted Performance Score
Agency auto	2.00	39.3%	.79
Direct auto	2.00	39.9	.80
Special lines	1.04	6.1	.06
Commercial Lines	1.28	10.9	.14
Property	0.00	3.8	—
Gainshare Factor			1.79
1 Weighting factor is based on earned premium for each business unit.
The 2017 Gainsharing payments under the Executive Plan were calculated using the 1.79 core business Gainshare Factor. Under the Executive Plan, incentive payments made to executives are subject to recoupment by Progressive if operating or financial results that are used in the payment calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire incentive payment for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess incentive payment resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received an incentive payment that was artificially high due to the use of incorrect financial results, but only if the restatement occurs within three years after the bonus is paid. Further, the bonuses will be subjected to recoupment to the extent required by the rules of the SEC, NYSE or any policy we adopt to comply with those rules.
ARX Plan. For 2017, employees of ARX, including Mr. Auer, participated in Gainsharing through the ARX Plan. The ARX Plan, which was approved by the Progressive Compensation Committee and adopted by the board of directors of ARX during the first quarter of the year, was substantially similar to the Executive Plan described above, except that the performance results for Property were weighted 25% and the performance results of the other business units were collectively weighted 75%, with each contributing to the 75% based on its contribution to direct earned premium. Mr. Auer's target percentage was 125% of his base salary, and his payment under the ARX Plan was calculated using a 1.39 ARX Gainshare Factor. His payment under the ARX Plan is subject to recoupment under provisions similar to those described above in the event of a restatement of Progressive or ARX's operating or financial results, except that if Mr. Auer did not engage in fraud or other misconduct, the recoupment right would apply only if the potential recovery would exceed the lesser of 5% of the incentive payment or $20,000. For 2018, all ARX employees will participate in the Progressive Gainsharing Plan.
PCM Plan. In addition to his Gainsharing payment earned under the Executive Plan for 2017, Mr. Cody was eligible to earn a separate incentive payment under our PCM Plan with a target incentive payment equal to 75% of his 2017 paid salary. His incentive payment under this plan for 2017 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary. Under the PCM Plan, we determine the performance of our fixed-income portfolio, which is actively managed by our investment group, for the current year and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. In the end, the Committee has the discretion, based on its evaluation, to accept the indicated performance score, decrease it, or increase it up to the maximum allowed factor of 2.0, and to adjust the annual incentive payments under the PCM Plan accordingly.
For 2017, we achieved a total return, as described above, in our fixed-income portfolio of 3.25%, (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 93rd percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2017, our fixed-income portfolio earned a cumulative return of 8.39%, ranking us at the 93rd percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. The Committee decided to pay the 2017 annual incentives under the PCM Plan using a 2.0 performance factor, consistent with the calculated score.
Equity Incentive Plan Awards. In 2017, all of the equity incentive awards were granted pursuant to our 2015 Plan. We granted both time-based and performance-based restricted stock unit awards to Mrs. Griffith, Mr. Sauerland, Mr. Cody, and Mr. Barbagallo. Mr. Auer received only performance-based restricted stock unit awards.
Restricted stock units entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Units do not have voting rights, but are entitled to dividend equivalent payments at the same rate and time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will vest only if, when and to the extent that the underlying restricted stock unit vests.

During March, Mrs. Griffith received an annual time-based restricted stock unit award with a value equal to 300% of her salary, and Messrs. Sauerland, Cody and Barbagallo received time-based restricted stock unit with a value equal to 100% of their respective salaries. These time-based awards are scheduled to vest in equal installments on January 1, 2020, 2021, and 2022, provided that the executive continues to satisfy the vesting requirements at that time. For each of these officers, 50% of their respective time-based awards, to the extent they have not yet vested, will vest earlier, upon their satisfying the age and years of service requirements for a “qualified retirement,” as discussed below in more detail under “Potential Payments upon Termination or Change in Control – Qualified Retirement Provisions under Equity Plans.” Mr. Auer did not receive a time-based restricted stock unit award.
We also granted annual performance-based restricted stock units to the named executive officers in March 2017. The values of the performance-based awards were determined by the Compensation Committee, based on a percentage of each individual’s salary and the value of our common shares at the time of grant. For the March 2017 grant, Mrs. Griffith received awards with a total value equal to 600% of her salary, Mr. Sauerland received awards with a total value equal to 220% of his salary, Mr. Cody received awards with a total value equal to 125% of his salary, Mr Auer received an award with a value equal to 175% of his salary and Mr. Barbagallo received an award with a value equal to 120% of his salary. All of the NEOs other than Mr. Auer received a performance-based restricted stock unit award tied to the operating performance of our vehicle businesses. Mrs. Griffith, Mr. Sauerland, and Mr. Cody also received an award tied to the performance of our fixed-income investment portfolio, as further described below. Mr. Auer received a performance-based award tied to the number of households with bundled auto and homeowners policies at December 31, 2017.
For the performance-based restricted stock unit awards tied to the operating performance of our vehicle businesses, the awards will vest (i) if and to the extent that the compounded annualized growth rate of our personal and commercial auto insurance businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2019 (whether positive or negative) exceeds the aggregate personal and commercial auto insurance market’s compounded annualized growth rate (excluding Progressive) over that period, in each case determined using A.M. Best data, and (ii) if our combined ratio is 96 or lower for the 12-month period preceding the Committee’s required certification of those performance results. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and will be forfeited
If the minimum growth goal is not satisfied the awards will not vest and will be forfeited. In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2022, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by January 31, 2022, the awards will expire and be forfeited.
For the performance-based restricted stock unit awards tied to the performance of our fixed-income portfolio, the awards have a performance goal that measures the annualized total return of our fixed-income portfolio, which is actively managed by our investment professionals, over a three-year period (2017 through 2019), against the returns of a set of comparable investment firms. The number of units that ultimately will vest can vary from 0% to 200% of the target amount, as described in the table below. These awards did not increase the size of the executives’ respective equity awards, but were a portion of the total performance-based awards that otherwise would have been granted to them in 2017.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value
If our ranking is between the 25th and 75th percentile	Between 0% and 200% of the target number of units will vest in proportion to our percentile ranking (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)
If our ranking is at or below the 25th percentile	The award will not vest and will be forfeited
The performance-based restricted stock unit awards tied to the growth in our "Robinsons" customers measure the number of households with an auto policy that is combined (or "bundled") with a homeowners, condominium owners, or manufactured home owners policy issued by ASI or an unaffiliated insurance company under one of our bundling programs. The number of units that could vest varied from 85% to 150% of the target amount, as described in the table below. This award vested at 88% in February 2018.

Number of Robinsons	Number of Units Vesting
More than 1,250,000	150% of the target number of units will vest; this is the maximum possible award value
Between 1,000,000 and 1,250,000	Between 100% and 150% of the target number of units will vest proportionately (e.g., if 1,150,000 Robinsons are achieved, then 130% of the award will vest)
Between 750,000 and 1,000,000	Between 85% and 100% of the target number of units will vest pro-rata (i.e., if 850,000 Robinsons are achieved then 91% of the award will vest)
Less than 750,000	The award will not vest and will be forfeited
The annual performance-based restricted stock unit awards are subject to provisions that permit the named executive officers receiving those awards to retain a higher percentage of their awards (compared to other award recipients) if they retire after having satisfied qualified retirement provisions. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
All restricted stock unit awards granted during 2017 are made subject to potentially accelerated vesting pursuant to the “change in control” provisions in the 2015 Plan. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2017 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in fraud or other misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date. Further, the awards will be subject to recoupment to the extent required by the SEC, NYSE or any policy we adopt to comply with those rules.
Further discussion of our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the unvested restricted equity awards outstanding under our 2010 Equity Incentive Plan (the "2010 Plan") and 2015 Plan. The value of the equity awards is calculated using $56.32 per share, the closing price of Progressive common shares on the last business day of 2017.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Stock or Unit Awards[1]
Name	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Susan Patricia Griffith	144,257	[2]	$8,124,554
	646,697	[3]	36,421,975
John P. Sauerland	72,314	[2]	4,072,724
	318,632	[3]	17,945,354
William M. Cody	31,207	[2]	1,757,578
	108,735	[3]	6,123,955
John F. Auer	—		—
	23,931	[3]	1,347,794
John A. Barbagallo	30,993	[2]	1,745,526
	128,009	[3]	7,209,467

[1]	Amounts include restricted stock unit awards and related dividend equivalents.

[2]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/18	1/1/19	7/1/19[a]	10/1/19[a]	1/1/20	1/1/21	1/1/22
Susan Patricia Griffith	21,076	30,231	—	46,475	20,380	17,082	9,013
John P. Sauerland	21,076	19,510	15,864	—	8,389	5,092	2,383
William M. Cody	9,335	8,471	—	—	7,133	4,279	1,989
John F. Auer	—	—	—	—	—	—	—
John A. Barbagallo	9,222	8,433	—	—	7,112	4,258	1,968
a The date on which the executive officer is expected to satisfy the qualified retirement provisions of the 2010 Plan or 2015 Plan.

[3]
The following table presents, as of December 31, 2017, the number of unvested performance-based restricted stock units, including reinvested dividend units, for each of the NEOs, by year of grant. The number of shares shown reflects either the target amount of shares, or the maximum number of shares that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2015	2016	2017
Susan Patricia Griffith	166,637	236,709	243,351
John P. Sauerland	164,659	79,630	74,343
William M. Cody	47,080	37,784	23,871
John F. Auer	—	—	23,931
John A. Barbagallo	51,359	41,218	35,432

Following are the performance criteria that must be achieved to enable the performance-based restricted stock unit awards to vest for the year of grant indicated (CR=Combined Ratio). Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.

Type[a]	Measurement Period	Vesting Range	CR	Growth Rate over Base	Reported Value	Expiration Date
Performance versus Market[b]
2015	1/1/15-12/31/17	0-250%	96	0-3.5%	Max	1/31/2020
2016	1/1/16-12/31/18	0-250%	96	0-3.5%	Max	1/31/2021
2017	1/1/17-12/31/19	0-250%	96	0-3.5%	Max	1/31/2022
Investment[c]
2015[d]	1/1/15-12/31/17	0-200%	NA	NA	Max	3/15/2018
2016	1/1/16-12/31/18	0-200%	NA	NA	Max	3/15/2019
2017	1/1/17-12/31/19	0-200%	NA	NA	Target	3/15/2020
Bundled Auto Policies Growth[e]
2015	7/1/15-6/30/18	0 or 100-200%	96	20-40%	Target	8/31/2018
Robinsons[f]
2017	1/1/17-12/31/17	0 or 85-150%	NA	NA	Target	3/15/2018
NA=Not Applicable
a The vesting provisions for the 2017 awards are discussed in "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Plan Awards," and the vesting provisions for the 2015 and 2016 awards of the same type have the same structure.
b At December 31, 2017, the company’s expectation for each award is based on our performance through 2017, industry growth rates for the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
c At December 31, 2017, the company’s expectation for each award is based on our performance through 2017, the performance of the peer group during the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
d This award vested at the maximum level in February 2018.
e The vesting provision for this special award granted in 2015 measures growth in the percentage of auto policies that are combined (or "bundled") with another personal insurance product.
f This award vested at 88% in February 2018.

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted stock unit awards during 2017.

OPTION EXERCISES AND STOCK VESTED DURING 2017
	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Susan Patricia Griffith	124,837	$5,471,182
John P. Sauerland	124,837	5,471,182
William M. Cody	103,670	4,220,071
John F. Auer	—	—
John A. Barbagallo	73,316	3,175,098
1 The following table summarizes the number of time-based and/or performance-based restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. In addition to the annual vesting of time-based awards on January 1, 2017, time-based awards vest pursuant to our qualified retirement provision of our equity plans (May 1, 2017 and June 1, 2017), as discussed below. Our performance-based restricted stock unit awards vested either when the Compensation Committee certified that the performance criteria were achieved for the awards based on investment performance (February 16, 2017) or when the Compensation Committee certified that the company's growth exceeded industry growth and achieved a pre-determined profit target for awards based on market performance (July 14, 2017).

	Vesting Date	1/1/2017	2/16/2017	5/1/2017	6/1/2017	7/14/2017
	Value at Vesting	$35.51	$38.48	$39.74	$42.54	$45.59
	Type	TB	PB	TB	TB	PB
Name	Performance Factor	NA	2.00	NA	NA	2.29
Susan Patricia Griffith		21,839	—	—	—	102,998
John P. Sauerland		21,839	—	—	—	102,998
William M. Cody		19,656	29,948	—	31,207	22,859
John F. Auer		—	—	—	—	—
John A. Barbagallo		13,178	—	5,905	—	54,233
NA= Not Applicable
TB= Time-based
PB= Performance-based

Nonqualified Deferred Compensation
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2017, as well as each NEO's aggregate ending balance in the EDCP at December 31, 2017. Participation in the EDCP is voluntary; deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards.
NONQUALIFIED DEFERRED COMPENSATION DURING 2017

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year End[4]
Name	($)	($)	($)	($)	($)
Susan Patricia Griffith	—	—	$145,114	—	$820,374
John P. Sauerland	—	—	128,349	$100,980	766,190
William M. Cody	—	—	2,113,095	190,358	8,560,932
John F. Auer[5]	—	—	—	—	—
John A. Barbagallo	$696,294	—	227,825	—	2,221,828

[1]
Amounts contributed in the last fiscal year are not included in the 2017 information in the Summary Compensation Table above since these contributions resulted from non-equity incentive compensation earned with respect to 2016 and paid in 2017.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.

[4]
Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, both time-based or performance-based, together with earnings on deemed investments. For Mr. Cody and Mr. Barbagallo, the amounts reported in our Summary Compensation Table for 2006 through 2016 were $670,520 and $1,204,393, respectively, a portion of which may have been distributed to the participant. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.

[5]	Not eligible to participate in the EDCP during 2017 and does not participate in any deferred compensation plan offered by ARX.
The named executive officers can defer all or part of the annual cash incentive payments earned under the Executive Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units) that were granted under the 2015 Plan. Amounts equal to the deferred incentive payments or restricted equity awards are credited under the plan at the time that the incentive payment otherwise would be paid to the participant or the restricted equity awards otherwise would vest. The plan has 18 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers; however, fund transfers are limited and restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash incentive payments or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2017, returns for the EDCP's deemed investment choices ranged from 0.81% to 61.6%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination of employment. For deferrals made after 2004, distributions resulting from termination of employment begin six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which deferrals are distributed in common shares.

Potential Payments Upon Termination or Change In Control
The following table highlights the benefits that generally may be received by our named executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (including nonqualified retirement)	—	—	—	✓	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death	—	—	✓	✓	✓

[1]
This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]
Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change-in-control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason." The 2015 Plan has a double trigger provision. See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]
An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred eligible compensation during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]
Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans). However, the same event can be treated as a “qualified retirement” under our equity plans and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. Potential post-termination payments to Mr. Auer under his employment agreement are discussed under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements" above. We do not provide other benefits that are triggered by a named executive officer's termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan. Our executive separation allowance plan is designed to provide executives with defined payments if we ask the executive to leave under certain circumstances. The plan covers our named executive officers, other executive officers, and all other equity-eligible employees.
Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an eligible executive if:

•
his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan) or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash incentive payments, bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the named executive officer would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that they would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination. The NEO would also be eligible to receive outplacement services for at least two years following separation.
In addition, the plan provides that participants/eligible executives will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change for "good reason."
This plan defines "change in control" and "good reason" the same as those terms are defined in the 2015 Plan, which is described below.
In the event of a termination of employment of any of our NEOs due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.
Mr. Auer's employment agreement provides severance benefits if he is terminated without cause or leaves ARX for good reason, as defined in that agreement. If Mr. Auer is entitled to benefits, he will continue to receive his salary and bonus (average of the last two years) for two years after termination. During that time, Mr. Auer is subject to a non-compete clause. See "Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table," for further information regarding Mr. Auer's employment agreement. Any amounts Mr. Auer receives under his employee agreement will reduce any amounts for which he may be eligible under the severance plan.

The following table summarizes for each of the NEOs the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which he or she would have been eligible, if the executive had separated from Progressive at December 31, 2017, under circumstances requiring payments under the executive separation allowance plan or, in the case of Mr. Auer, his employment agreement:

Name	Amount of Severance Payment ($)		Estimated Value of Health Benefits ($)
Susan Patricia Griffith	$2,175,000		$19,259
John P. Sauerland	1,725,000		25,734
William M. Cody	1,440,000		19,259
John F. Auer	3,900,000	[1]	15,875
John A. Barbagallo	1,425,000		19,041
1 Amount would be payable over a two-year period.
Change-in-Control Provisions Under Equity Plans. Benefits also may be provided under our equity plans to holders of equity awards, including our NEOs, if a change in control occurs. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded and the type of award. All equity awards granted in 2017 and 2016 as well as the special awards granted in August 2015 were granted under the 2015 Plan. The 2015 Plan is expected to be used for any future awards. All other outstanding equity awards were granted under the 2010 Plan. The provisions of each of the plans are discussed briefly below.
2015 Plan. The 2015 Plan has a "double-trigger" change-in-control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the terms of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed, or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of "change in control" in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and defines the term as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board, or (iv) the consummation of a reorganization, merger, consolidation, asset sale or similar transaction unless the company's shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company's directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. "Good reason" involves an adverse employment decision affecting the officer, such as a significant reduction in their duties or responsibilities, a decrease in their compensation or a change in office location that would increase their commute by greater than 50 miles.
2010 Plan. Under the provisions of the 2010 Plan, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the individual is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various employment decisions, such as a significant change in duties, position, or responsibilities, or a decrease in pay, bonus opportunity, or equity awards.
Even though a change in control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the individual is terminated or leaves our employ for good reason as described above), if the change in control is solely a result of (i) an investor purchasing the necessary portion of our common shares, (ii) a result of a turnover of our Board of Directors, (iii) if our common shares are the surviving security in a corporate transaction, and (iv) for time-based awards, if in a corporate transaction our common shares are not the surviving security (in which case outstanding awards will be converted into awards covering securities of the surviving entity). On the other hand, immediate vesting upon a change in control and a cash payout will occur in the event of a cash-out merger or similar transaction and, for performance-based awards, in the event of a corporate transaction in which our common shares are not the surviving security (in which case the awards will be valued at target).

Potential Benefits.The following table quantifies the amount of each NEO’s change-in-control benefits under our equity incentive plans, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2017:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1] ($)
Susan Patricia Griffith	$25,711,805
John P. Sauerland	13,717,175
William M. Cody	4,770,334
John F. Auer	1,347,794
John A. Barbagallo	4,629,325
1Includes time-based and performance-based restricted stock unit awards, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.
Qualified Retirement Provisions under Equity Plans. The special awards granted to Mrs. Griffith and Mr. Sauerland in August 2015 and the award granted to Mr. Auer in 2017 do not provide a qualified retirement benefit; termination of employment for any reason other than death would result in a forfeiture of the award. Under all other outstanding equity awards, named executive officers, along with other equity award recipients, are eligible for the “qualified retirement” benefit upon satisfying the following eligibility criteria.

For all currently outstanding awards other than the exceptions noted above:

•
For time-based awards, 50% of each unvested award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement.

•
For performance-based awards, 50% of each unvested award will be retained by the qualifying retiree (except as noted below for certain executive officers) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. Under these awards, a participant must have received an acceptable evaluation in his or her most recent performance evaluation. In addition to these qualified retirement provisions, see “Other Termination Provisions Under Equity Plans” below.

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to the CEO, a group that includes Messrs. Sauerland, Cody, and Barbagallo, provides from 12 to 14 months of advanced written notice of his or her intention to retire, the individual will retain 100% of his or her unvested performance-based restricted stock unit awards (not 50% as stated above) when they retire. Beginning with performance-based equity awards granted in 2018, an NEO who has satisfied the requirements for a qualified retirement will retain 100% of his or her performance-based award if he or she become disabled or provides 12 to 18 months of advanced written notice of an intention to retire. In any event, such performance-based equity awards will vest only if, when and to the extent that the applicable performance goals are achieved prior to expiration.
The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor, or consultant to one of our competitors;

•	disclosure to third parties or misuse of any confidential information or trade secrets;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the individual; or

•	failing in any material respect to perform the individual’s assigned responsibilities.
The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive will not constitute a disqualifying activity.

As of December 31, 2017, Mr. Cody and Mr. Barbagallo were eligible for qualified retirement benefits under our equity plans. The table below shows the value of each of their qualified retirement benefits if they had retired on December 31, 2017 and provided the required notice of their intended retirement as described above, with amounts valued using our closing stock price on December 31, 2017.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2017)
	Time-Based Equity Awards	Performance-Based Equity Awards[2]
Name		Minimum	Maximum[3]
William M. Cody	NA	$0	$6,628,084
John A. Barbagallo	NA	0	7,209,484
NA = Not Applicable

[1]	Includes reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]
Value depends on whether, and the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Executive Compensation – Outstanding Equity Awards at Fiscal Year End” table for more information.

[3]	Assumes all outstanding awards vest in full.
Mrs. Griffith and Mr. Sauerland are expected to become retirement-eligible during 2019. Mr. Auer will retire in 2018 and will not be eligible for these qualified retirement benefits.
Other Termination Provisions Under Equity Plans. Under our equity plans, termination of an executive for cause (as defined in the applicable plan) will generally result in the forfeiture of all unvested awards. If an equity award recipient, including the NEOs, ceases to be an employee prior to meeting the age and service requirements for a qualified retirement, the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death may result in vesting or termination of an equity award held by an executive. See "Compensation Discussion and Analysis – Other Elements of Compensation – Death."
Pay Ratio Disclosure
Our employee compensation program is designed to support, reinforce, and align our core values with our business strategy of growth and profitability, while ensuring we can attract, motivate, and retain talented employees, at every level, who drive our success. Our compensation program, which is the result of our review of market data for our job families, consists of:

•Base pay that is competitive with the range of pay for jobs with similar duties and responsibilities at other companies, and
•An annual cash incentive payment, which we refer to as Gainsharing, that is available to all permanent employees. Our Gainsharing program promotes a common culture and rewards employees when annual business goals and objectives are achieved. The payout can range from 0.0 to 2.0 times the target, which is a stated percentage of base pay. The Gainsharing target is typically:
◦0 - 8% for administrative support and entry level professionals;
◦8% - 20% for senior professionals and managers; and
◦20% -150% for senior managers and senior executives
To identify our median employee, as of December 31, 2017, we used the Medicare taxable wages as reported on the 2017 Form W-2 for all employees (other than the CEO) that were continuously employed for the entire calendar year. Base pay and Gainsharing payments were annualized for permanent employees hired during 2017 to provide comparability. After we identified the median employee, we determined their total compensation in a manner consistent with the determination of the “Total Compensation” shown for our CEO in the “Summary Compensation Table.”
Total compensation in the Summary Compensation Table includes a “non-equity incentive plan compensation” component, which for us generally represents payments under our Gainsharing program for our median employee, who on the last day of the year had a Gainshare target of 8%, and payments under the Executive Plan (through which Gainsharing is implemented for our executive officers) for our CEO, whose target was 150%. Gainshare payments for eligible employees are calculated in the same manner as the executive annual incentive payments described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Non-Equity Incentive Compensation.”
For 2017:
•Our median employee’s total annual compensation was $68,304, consisting of base pay of $56,769, Gainsharing earned of $8,129, and 401(k) company match of $3,406;
•Our CEO, Mrs. Griffith’s, total annual compensation was $9,274,439, consisting of base pay of $721,154, Gainsharing earned under the Executive Plan of $1,936,298, equity compensation valued at $6,525,051, and perquisites and other benefits of $91,936; and
•The ratio of our CEO compensation to median employee compensation was 136:1
Given the different methodologies to be used by various public companies, the ratio reported above should not be used as a basis of comparison between or among companies.

Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2017, was as follows:
DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2017

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation ($)	Total ($)
Philip Bleser	—	$195,013	—	$195,013
Stuart B. Burgdoerfer	$108,000	162,039	—	270,039
Charles A. Davis	—	280,020	—	280,020
Roger N. Farah	—	275,022	—	275,022
Lawton W. Fitt	—	350,025	—	350,025
Jeffrey D. Kelly	108,000	162,039	—	270,039
Patrick H. Nettles, Ph.D.	—	295,012	—	295,012
Glenn M. Renwick[3]	680,496	—	$12,000	692,496
Bradley T. Sheares, Ph.D.	114,000	171,034	—	285,034
Barbara R. Snyder	—	270,025	—	270,025

[1]	Represents the portion of compensation to be paid in cash. The fees will be earned and payment will be made on April 12, 2018, if the individual continues as a director until that date.

[2]
Represents grant date fair value of restricted share awards. The following table presents the time-based restricted share awards granted to non-employee directors in 2017, along with the grant date fair value of such awards. Except as noted, awards were made on May 12, 2017, and valued based on that day’s closing price of $39.98. All awards will vest on April 12, 2018, if the individual remains as a director until that date.

	Awarded in 2017
	Restricted Share Awards	Grant Date Fair Value	Aggregate Number of Restricted Share Awards Outstanding at December 31, 2017
Name	(#)	($)	(#)
Philip Bleser[a]	4,129	$195,013	4,129
Stuart B. Burgdoerfer	4,053	162,039	4,053
Charles A. Davis	7,004	280,020	7,004
Roger N. Farah	6,879	275,022	6,879
Lawton W. Fitt	8,755	350,025	8,755
Jeffrey D. Kelly	4,053	162,039	4,053
Patrick H. Nettles, Ph.D.	7,379	295,012	7,379
Glenn M. Renwick	—	—	506,925	[b]
Bradley T. Sheares, Ph.D.	4,278	171,034	4,278
Barbara R. Snyder	6,754	270,025	6,754

a Mr. Bleser, who was elected to the Board in August 2017, received a restricted stock award for 4,129 shares on August 13, 2017, valued on that day's closing price of $47.23, which represents prorated compensation, as if he was a member of the compensation committee.

b Amount represents performance-based restricted stock unit awards (at target), including dividend equivalents, awarded in 2015 and 2016 while Mr. Renwick was CEO.

[3]
Mr. Renwick was Executive Chairman of the Board until June 30, 2017 when he retired as an employee and became Non-Executive Chairman of the Board. Fees Earned or Paid in Cash represents salary for the first half of 2017 and director compensation awarded in the second half of 2017 for the remainder of the 2017-2018 term. All Other Compensation represents employer matching contributions under our 401(k) plan made during the first half of 2017.

Narrative Disclosure to Director Compensation Table
Amount of Compensation. After receiving a recommendation from the Compensation Committee, the Board establishes compensation levels for each term based on committee assignments, with additional compensation provided for service as Lead Independent Director. The following table sets forth the annual compensation levels approved by the Board of Directors for the 2017-2018 term:

Chairman of the Board[1]	$470,000
Audit Committee Chair	295,000
Audit Committee Member	270,000
Compensation Committee Chair	285,000
Compensation Committee Member	260,000
Investment and Capital Committee Chair	285,000
Investment and Capital Committee Member	260,000
Lead Independent Director[2]	50,000
Nominating and Governance Committee Chair[2]	20,000
Nominating and Governance Committee Member[2]	15,000

[1]	Represents total compensation; no additional compensation is earned for service on any committee.

[2]
The Lead Independent Director and each member of the Nominating and Governance Committee has a primary assignment on one of the other Committees and receives additional compensation for service in these positions. No additional compensation is earned for service on the Executive Committee.

Form of Compensation. For the 2017-2018 term, each non-employee director, other than Mr. Renwick, was given an opportunity to indicate his or her preference to receive either 100% of his or her compensation in the form of a restricted stock award or to receive 60% of his or her compensation in the form of a restricted stock award and 40% in the form of cash. If the director did not state a preference, it was presumed that he or she preferred to receive 100% of his or her compensation in the form of restricted stock. After considering such preferences, the Committee provided for restricted stock awards under The Progressive Corporation 2017 Directors Equity Incentive Plan (the “Directors Equity Plan”) and cash awards, as indicated in the table above. When Mr. Renwick transitioned from Executive Chairman to Non-Executive Chairman as of July 1, 2017, the Compensation Committee determined that his current stockholdings, which far exceed the equity ownership guidelines for directors, adequately align his interests with those of other shareholders and that he should receive cash compensation only. Cash compensation will be paid, and restricted stock awards will vest, in April 2018, or earlier if a director dies or becomes disabled, or a change in control occurs. If a new director is appointed to the Board or a director changes committee assignments during a term, a proration or other appropriate adjustment to his or her award may be made. We did not pay any additional retainer or meeting fees for the 2017-2018 term.
Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such level of holdings as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the "Directors Restricted Stock Deferral Plan") are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2017, each director who had been on our Board for more than five years satisfied this requirement.
Directors Restricted Stock Deferral Plan. Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are thereafter authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (except that amounts attributable to dividend equivalent payments will be distributed in cash) in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive.
Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors are able to elect to defer cash compensation. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of the company.

Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors, Nominees, and Executive Officers,” under the column titled Total Common Shares Beneficially Owned or under the column titled Units Equivalent to Common Shares.
Perquisites. Consistent with our general practice, during 2017, we did not provide perquisites to any of our non-employee directors in excess of $10,000.

ITEM 2: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2017 for our named executive officers, are described above in "Compensation Discussion and Analysis" and in "Executive Compensation" with its accompanying tables and narrative discussions.
Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (generally comprised principally of salary, annual cash incentives, and annual time-based and performance-based equity awards), the Compensation Committee sets the details of the applicable compensation awards each year, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards. We believe that our compensation programs align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.
Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information – Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 30, 2018, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program. Abstentions and unvoted shares, including broker non-votes, will not be considered as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2018 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2018. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chairman are involved in the selection of the new lead audit partner. PwC's current lead audit partner has been in place since the 2017 audit.
After reviewing the performance of PwC in the course of its 2017 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2018 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2018, due to difficulties in making such a transition after the year has begun. In such a case, the Committee would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2019. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be considered as votes cast.

The Board of Directors recommends that you vote FOR this proposal.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Approval of Audit and Non-Audit Services
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements arising between Committee meetings, not to exceed $50,000 in the aggregate), before engaging the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•
Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•
Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.
The Committee has not adopted any other policies or procedures that would permit management to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed by PwC for the fiscal years ended December 31, 2017 and 2016:

Fees	2017	2016
Audit	$3,419,200	$3,204,660
Audit-related	206,400	81,500
Tax	—	17,839
Total	$3,625,600	$3,303,999
Audit fees. Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting.
Audit-related fees. Amounts include PwC’s audit procedures in connection with our issuances of debt securities, various non-audit research and consultation, and acquisition-related items.
Tax fees. Amounts include fees for tax compliance, planning, consultation, and advice.
All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to recommend a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Nominating and Governance Committee.
Shareholders may recommend candidates to the Committee pursuant to the these procedures at any time. However, to be considered by the Committee in connection with Progressive’s 2019 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s recommendation, and the required information described above, on or before November 30, 2018.
The Committee’s policy is to review and evaluate each candidate for nomination properly recommended by shareholders on the same basis as all other candidates, as previously discussed in "Item 1: Election of Directors – Selection of Nominees for Director." The Committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to candidates recommended by a shareholder, the Committee may give more weight to candidates who are unaffilliated with the shareholder recommending their nomination and to candidates who are recommended by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director's term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee's judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the Committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who recommend candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so.
To Nominate a Person for Election as a Director under our Proxy Access Provision
Under the proxy access provision in our Code of Regulations, an Eligible Shareholder who complies with the provision may nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and have the nomination included in the company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who has owned continuously for at least 3 years at least 3% of our outstanding common shares. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. Among other technical details, the proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provision and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.

The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision for the 2019 Annual Meeting of Shareholders is December 3, 2018. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in our proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wishes to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143.
The proxy access provision has a number of additional limitations and requirements related to director nominations by Eligible Shareholders. Interested parties should refer to our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2019 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting in compliance with SEC Rule 14a-8 is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 3, 2018. Shareholder proposals that are not intended to comply with Rule 14a-8 must be submitted to us between January 11, 2019 and February 10, 2019, together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting in 2019. If a shareholder submits such a proposal after February 10, 2019, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 10, 2019, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.
HOUSEHOLDING
SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.
We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:
•calling toll-free: 1-866-540-7095;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or
•emailing: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and do not exceed $3,000 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors, nominees, or executives may be affiliated as an executive officer, director, or trustee.
In addition, the Foundation sometimes contributes funds in honor of certain of our retiring executives and directors to qualified tax-exempt organizations chosen by the retiree. Within the preceding three years, no such contribution was made to a charitable organization in which any of our directors serves as a director, trustee, or executive officer.
OTHER MATTERS
The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, our Code of Business Conduct and Ethics for directors, officers, and employees and our CEO/Senior Financial Officer Code of Ethics for our CEO, CFO, Chief Accounting Officer and a few other officers are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2017 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 30, 2018

THE PROGRESSIVE CORPORATION
6300 WILSON MILLS RD.
MAYFIELD VILLAGE, OH 44143

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43275-P03068

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROGRESSIVE CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Philip Bleser	☐	☐	☐
1b. Stuart B. Burgdoerfer	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Charles A. Davis	☐	☐	☐
1e. Roger N. Farah	☐	☐	☐
1f. Lawton W. Fitt	☐	☐	☐
1g. Susan Patricia Griffith	☐	☐	☐
1h. Jeffrey D. Kelly	☐	☐	☐
1i. Patrick H. Nettles, Ph.D.	☐	☐	☐
1j. Barbara R. Snyder	☐	☐	☐
1k. Kahina Van Dyke	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 30, 2018, is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report to Shareholders are available at www.proxyvote.com.

E43276-P03068

THE PROGRESSIVE CORPORATION
Annual Meeting of Shareholders
May 11, 2018 10:00 AM Eastern Time

Proxy Solicited on Behalf of the Board of Directors for the 2018 Annual Meeting of Shareholders

The undersigned hereby appoints John P. Sauerland, Daniel P. Mascaro, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 11, 2018, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present in person, as follows:

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election of each of the 11 nominees identified in Item 1, and FOR each of the proposals described in Items 2 and 3.

Continued and to be signed on reverse side